UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FABRINET

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid: $

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: Thursday, December 13, 2018 Time: 9:00 a.m., Pacific time Location: Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304

Meeting Agenda

1.

Elect two Class III directors listed in the accompanying proxy statement and recommended by Fabrinet’s board of directors to serve for a term of three years, or until their respective successors have been duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 28, 2019;

3.	Hold an advisory vote to approve the compensation paid to Fabrinet’s named executive officers; and

4.	Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at Fabrinet’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”) at the time and on the date specified above, or at any time and date to which the meeting may be properly adjourned or postponed.

Record Date

Only shareholders of record at the close of business on October 15, 2018, are entitled to notice of and to vote at the Annual Meeting, and at any postponements or adjournments of the meeting.

Voting

Your vote is very important. Even if you plan to attend the Annual Meeting in person, we encourage you to read the proxy statement and to vote as quickly as possible, to ensure your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in your Notice of Internet Availability of Proxy Materials, or refer to the section of the proxy statement entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

Thank you for your ongoing support of Fabrinet.

By order of the Board of Directors,
/s/ David T. Mitchell
David T. Mitchell
Chairman of the Board of Directors

Grand Cayman, Cayman Islands

October 19, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on Thursday, December 13, 2018

The proxy statement and our 2018 Annual Report to Shareholders are available at www.proxyvote.com.

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

Page
2018 PROXY STATEMENT SUMMARY	1
2018 Annual Meeting	1
Matters to Be Voted on at the Annual Meeting	1
Business and Financial Highlights	2
Executive Compensation Program Highlights	3
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	5
Can I attend the Annual Meeting?	5
Who is entitled to vote at the Annual Meeting?	5
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	5
What proposals will be voted on at the Annual Meeting?	6
How does the Board of Directors recommend that I vote?	6
What is the voting requirement to approve each of the proposals and how are votes counted?	6
How many shares must be present or represented to conduct business at the Annual Meeting?	6
How can I vote my shares in person at the Annual Meeting?	7
How can I vote my shares without attending the Annual Meeting?	7
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	7
What happens if additional matters are presented at the Annual Meeting?	8
Can I change my vote?	8
What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	8
What should I do if I receive more than one set of voting materials?	8
Is my vote confidential?	9
Where can I find the voting results of the Annual Meeting?	9
Who will bear the cost of soliciting votes for the Annual Meeting?	9
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	9
How may I obtain a separate set of proxy materials or the 2018 Annual Report?	10
FISCAL YEAR END	10
PROPOSAL ONE—ELECTION OF DIRECTORS	11
General	11
Nominees for Director	11
Recommendation of the Board of Directors	11
Biographical Information	11
Compensation of Directors	14

-i-

-ii-

2018 PROXY STATEMENT SUMMARY

2018 Annual Meeting

Date:	Thursday, December 13, 2018

Time:	9:00 a.m., Pacific time

Location:	Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304

Record Date:	October 15, 2018

Voting:	Shareholders as of the record date are entitled to vote. Shareholders may cast one vote for each ordinary share held by them as of the record date on all matters properly presented at the Annual Meeting. At the close of business on the record date, there were 36,831,482 ordinary shares outstanding and entitled to vote at the Annual Meeting, as well as 1,289,103 ordinary shares outstanding and held as treasury shares.

Admission to Meeting:	You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of the record date. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Matters to Be Voted on at the Annual Meeting

Matter		Board Recommendation	Page Reference for More Information
Proposal 1:	Election of two Class III directors	FOR each nominee	Page 11

Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent auditor for the fiscal year ending June 28, 2019	FOR	Page 17

Proposal 3:	Advisory vote to approve named executive officer compensation	FOR	Page 18

Business and Financial Highlights

During fiscal 2018, we saw a decrease in customers’ demand for optical communications manufacturing services, particularly telecom manufacturing services and a slower growth rate in the data center market after a peak year in fiscal 2017, which was partially offset by an increase in customers’ demand for non-optical communications manufacturing services. For fiscal 2018, we reported annual revenue of $1,371.9 million, a decrease of $48.6 million, or 3.4%, compared to record annual revenue of $1,420.5 million for fiscal 2017. The following table illustrates our fiscal 2018 results in terms of revenue, gross margin, net income, net income per diluted share and fiscal-end closing share price, relative to fiscal 2017:

	Fiscal 2018(1)	Fiscal 2017	% Change

Revenue	$1,371.9 million	$1,420.5 million	(3.4)%

GAAP gross margin	11.2%	12.1%	(7.4)%

Non-GAAP gross margin(2)	11.7%	12.5%	(6.4)%

Net income	$84.2 million	$97.1 million	(13.3)%

Net income per diluted share	$2.21	$2.57	(14.0)%

Non-GAAP net income(2)	$113.5 million	$127.4 million	(10.9)%

Non-GAAP net income per diluted share(2)	$2.98	$3.37	(11.6)%

Closing share price (on last trading day of fiscal year)	$36.89	$42.66	(13.5)%

(1)

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 29, 2018 (filed with the Securities and Exchange Commission on August 22, 2018), for a more detailed discussion of our fiscal 2018 financial results.

(2)

Please refer to Appendix A for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).

Other fiscal 2018 highlights include:

•

We saw record growth from non-optical communications programs during the fourth quarter of fiscal 2018 as we continued to diversify our markets and customer base. Overall revenue from non-optical communications programs during the fourth quarter of fiscal 2018 was $103 million, up 30% from the fourth quarter of fiscal 2017 and up 13% from the third quarter of fiscal 2018. Both our industrial laser and automotive businesses saw all-time record quarterly revenue in the fourth quarter of fiscal 2018, with industrial laser revenue increasing 36% from the fourth quarter of fiscal 2017 and 8% from the third quarter of fiscal 2018 to $47 million, and automotive revenue increasing 34% from the fourth quarter of fiscal 2017 and 20% from the third quarter of fiscal 2018 to $26 million.

•

In August 2017, we announced that our board of directors had approved a share repurchase program to permit us to repurchase up to $30.0 million worth of our issued and outstanding ordinary shares in the open market. In February 2018, our board of directors approved an increase of $30.0 million to this share repurchase authorization, bringing the aggregate authorization to $60.0 million. During fiscal 2018, we repurchased 1,289,103 ordinary shares, or approximately $42.4 million worth of our ordinary shares, which offset dilution from issuances under our equity incentive plans.

•	In September 2017, we hired Seamus Grady as our new Chief Executive Officer.

•

In March 2018, we began laying the groundwork for a new facility in Israel, where we expect to continue our proven model of providing local “new product introduction” services, helping our customers with design for manufacturability, and then transferring those programs to Thailand for volume manufacturing.

Executive Compensation Program Highlights

Our executive compensation program is designed to be heavily weighted towards compensating our executives based on company performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay-for-performance philosophy and align with commonly viewed best practices and sound governance principles. The following chart summarizes these policies and practices:

What We Do

✓	Pay-for-performance, with significant portion of compensation at risk
✓	Caps on performance-based incentive compensation
✓	Multi-year performance periods
✓	Claw back on cash and equity incentive compensation
✓	Share ownership guidelines for executive officers and directors
✓	100% independent directors on the Compensation Committee
✓	Independent compensation consultant engaged by the Compensation Committee
✓	Annual review and approval of our compensation strategy
✓	Engagement with shareholders
✓	Annual shareholder advisory vote on executive compensation

What We Don’t Do

×	No targeting specific percentiles
×	No guaranteed bonus
×	No changing of multi-year targets after they are set
×	No repricing or buyouts of equity awards
×	No share “recycling”
×	No short sales, hedging, or pledging of our ordinary shares
×	No transactions involving derivatives of our ordinary shares
×	No paying dividends or dividend equivalents on unvested equity awards

Fiscal 2018. Our fiscal 2018 executive compensation program continued to use key performance measures (revenue and non-GAAP gross margin) to link executive compensation with Fabrinet’s performance. Taking into account the results of previous stockholder advisory votes on our executive compensation and feedback received from shareholders during the summer of 2016 as well as ongoing outreach to shareholders since then, the Compensation Committee approved our fiscal 2018 executive compensation program with the following key components:

•	A mix of long-term and short-term compensation components align executive interests with shareholders and serve to attract, retain and motivate executives.

•

More than 60% of the target total compensation (64% for our current CEO, 66% for our former CEO, 63% for COO and 63% for CFO) was variable and performance-based, and a substantial portion (79% for our current CEO, 75% for our former CEO, 60% for COO and 65% for CFO) was equity-based. Target total compensation consists of annual base salary, target bonus opportunity under our cash-based incentive plan and the aggregate grant date fair value of time-based and performance-based equity award grants in fiscal 2018.

•	We negotiated our current CEO’s target total compensation when he joined us in September 2017 to be significantly lower (on an annualized basis) than our former CEO’s target total compensation.

•	We increased the annual base salaries of our former CEO (by 6%), COO (by 6%) and CFO (by 8%).

•

Two-thirds of the equity awards granted to each of our named executive officers in fiscal 2018 consisted of performance-based restricted share units (PSUs) with challenging two-year cumulative performance targets.

•

We established challenging performance goals at the beginning of fiscal 2018 to determine payouts under our cash-based incentive compensation plan following the completion of fiscal 2018. Because we did not achieve such pre-established performance goals, and consistent with our pay for performance philosophy, no bonuses were actually paid to our named executive officers under our fiscal 2018 cash-based incentive plan.

•

We increased the target amount (13% for our former CEO, 14% for COO and 11% for CFO) that could become payable to each of our named executive officers under our fiscal 2018 cash-based incentive plan. However, no bonuses were actually paid to our named executive officers under our fiscal 2018 cash-based incentive plan based on actual achievements under the rigorous plan metrics.

The Compensation Committee also continued its dialogue with shareholders on our executive compensation practices by soliciting the views of institutional investors representing approximately 48% of our shares outstanding as of June 30, 2017, and having discussions in October 2017 with investors representing approximately 24% of our shares outstanding as of June 30, 2017, including four of our ten then-largest shareholders.

Fiscal 2019 Updates. In August 2018, the Compensation Committee approved our fiscal 2019 executive compensation program with the following key components:

•	We continue to use a mix of long-term and short-term compensation components to align executive interests with shareholders and attract, retain and motivate executives.

•	We increased the annual base salary of our current CEO (by 11%). No other executive officers received raises for fiscal 2019.

•

We increased the percentage of equity awards granted in fiscal 2019 that are performance-based from 67% in fiscal 2018 to 70% for our current CEO, 71% for our COO and 70% for our CFO in fiscal 2019. The performance-based equity awards continue to consist of PSUs with challenging two-year cumulative performance targets.

•

Our cash-based incentive plan for fiscal 2019 continues to use annual revenue and non-GAAP gross margin as the sole performance measures that will determine payouts, if any, following the completion of fiscal 2019.

•

We increased the target amount that may become payable to our current CEO (by 15%) under our fiscal 2019 cash-based incentive plan. No other executive officers received increases in their target amounts.

The Compensation Committee plans to continue its practice of shareholder outreach regarding our executive compensation practices by soliciting the views of institutional investors representing approximately 50% of our shares outstanding as of June 29, 2018, including our ten largest shareholders as of that date. The Compensation Committee expects to contact such shareholders between the filing of this proxy statement and the date of our 2018 annual meeting of shareholders.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being provided to holders of ordinary shares of Fabrinet at the close of business on the record date (October 15, 2018) in connection with the solicitation of proxies by Fabrinet’s board of directors (the “Board”) for use at Fabrinet’s 2018 Annual Meeting of Shareholders, and any postponements, adjournments or continuations thereof (the “Annual Meeting”), for the purpose of considering and acting upon the matters set forth in this proxy statement and the accompanying notice. The Annual Meeting will be held on Thursday, December 13, 2018, at the offices of Wilson Sonsini Goodrich  & Rosati, 650 Page Mill Road, Palo Alto, California 94304, commencing at 9:00 a.m., Pacific time.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of October 15, 2018 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Q:	Who is entitled to vote at the Annual Meeting?

A:

You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 36,831,482 ordinary shares outstanding and entitled to vote at the Annual Meeting, as well as 1,289,103 ordinary shares outstanding and held as treasury shares. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we began sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about October 19, 2018.

All shareholders will be able to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, shareholders may request the proxy materials be sent by mail or email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of our annual meetings on the environment.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

Proposal One:

Election of two Class III directors listed in this proxy statement and recommended by the Board to serve for a term of three years, or until their respective successors have been duly elected and qualified;

Proposal Two:	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 28, 2019; and
Proposal Three:	An advisory vote to approve the compensation paid to our named executive officers.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board recommends that you vote your shares:

•	“FOR” each of the nominees listed in this proxy statement and recommended by the Board for election as Class III directors (Proposal One);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 28, 2019 (Proposal Two); and

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal Three).

Q:	What is the voting requirement to approve each of the proposals and how are votes counted?

A:

A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on each nominee for election as director. The nominees for director receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election. However, as set forth under “Corporate Governance—Majority Voting Policy in Uncontested Elections,” we have a policy that if a director receives more “Withhold” votes than “For” votes in an uncontested election such as this one, the director shall offer his or her resignation for consideration by the Board.

The affirmative vote of a majority of the votes cast is required to (1) ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 28, 2019 (Proposal Two), and (2) approve, on an advisory basis, the compensation paid to our named executive officers (Proposal Three). You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals. Abstentions have the same effect as votes against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on these proposals.

All shares entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by the Board.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of at least one-third of the total shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend you also submit your vote as described in the Notice and as described below, so your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By Internet—Shareholders of record with Internet access may submit proxies until 11:59 p.m., Eastern time, on December 12, 2018, by following the “Vote by Internet” instructions described in the Notice, or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability.

By telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instructions provided by your broker, bank or nominee explaining this procedure.

By mail—Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion to vote your shares only on routine matters. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors and the advisory vote to approve the compensation paid to our named executive officers because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine; but

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 28, 2019, because NYSE rules treat that matter as routine.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before your proxy is voted at the Annual Meeting.

If you are the shareholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request this.

If you are the beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or nominee, or (2) attending the Annual Meeting and voting in person if you first have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:

Subject to any rules your broker, bank or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or nominee holding your shares that gives you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive, to ensure that all of your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet’s management.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available in the “Investors—Financials—SEC Filings” section of our website at www.fabrinet.com.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees also may solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

For inclusion in Fabrinet’s proxy materials—Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2019 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 21, 2019, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before an annual meeting—In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

Nominations for the election of directors only can be made (1) by or at the direction of the Board, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting in accordance with our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of the Board, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 within the

Notice Period (as defined below) and who is a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2019 annual meeting of shareholders will start on August 5, 2019 and end on September 4, 2019.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.

Q:	How may I obtain a separate set of proxy materials or the 2018 Annual Report?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2018 Annual Report. Upon written request we will promptly send a separate copy of our proxy materials and 2018 Annual Report, without charge, to any shareholder at a shared address where a single copy of the documents was delivered. Shareholders may request additional copies of our proxy materials and 2018 Annual Report by contacting our investor relations at IR@fabrinet.com, or writing to Fabrinet, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Investor Relations. Shareholders who share an address and receive multiple copies of our proxy materials and 2018 Annual Report can also request to receive a single copy by following the instructions above.

FISCAL YEAR END

This proxy statement provides information about the matters to be voted on at the 2018 Annual Meeting and additional information about Fabrinet and its executive officers and directors. Some of the information is provided as of the end of our 2016, 2017 or 2018 fiscal years, and some information is more recent. Our fiscal years end on the last Friday of June of each calendar year. Our 2016, 2017 and 2018 fiscal years ended on June 24, 2016, June 30, 2017, and June 29, 2018, respectively. Our 2019 fiscal year will end on June 28, 2019.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by the Board, but may not consist of more than 15 directors. The Board presently consists of six directors who are divided into three classes with overlapping three-year terms as follows:

Class III Directors (Term Expires in 2018)	Class I Directors (Term Expires in 2019)	Class II Directors (Term Expires in 2020)
Dr. Frank H. Levinson*	Dr. Homa Bahrami	Seamus Grady
David T. Mitchell	Rollance E. Olson	Thomas F. Kelly

*

As disclosed in the proxy statement for our 2017 annual meeting of shareholders, in order to make the classes of directors as even as possible, the Board moved Dr. Levinson from Class II to Class III following his reelection as a Class II director at our 2017 annual meeting of shareholders.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires.

Nominees for Director

Three candidates have been nominated for election at the Annual Meeting as Class III directors for a three-year term expiring in 2021. Upon the recommendation of the Nominating & Corporate Governance Committee, the Board nominated Dr. Frank H. Levinson and David T. Mitchell for election as Class III directors. Biographical information for each of the nominees is set forth below.

Each nominee has consented to being named in this proxy statement and to serving as a director if elected, and we have no reason to believe any nominee will be unavailable to serve. In the event Dr. Levinson or Mr. Mitchell is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating & Corporate Governance Committee and designated by the Board to fill the vacancy.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet, but do not give instructions with respect to the election of directors, your shares will be voted for the three persons recommended by the Board. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card, or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will not vote your shares on this matter.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the election of Dr. Frank H. Levinson and David T. Mitchell to the Board.

Biographical Information

The names of the members of the Board, their ages, their positions with Fabrinet and other biographical information as of October 15, 2018, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and the director nominee that led the Board and the Nominating & Corporate Governance

Committee to conclude that he or she should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.

					Committee Memberships			Other Public Co. Boards
Name	Age	Director Since	Position with Fabrinet	Independent	AC	CC	NCGC
David T. (Tom) Mitchell	76	2000	Founder and Chairman of the Board (Director Nominee)					0
Seamus Grady	51	2017	Chief Executive Officer and Director					0
Dr. Homa Bahrami	63	2012	Director	✓	✓		Chair	0
Thomas F. Kelly	65	2010	Director	✓	Chair	✓		0
Dr. Frank H. Levinson	65	2001	Director (Director Nominee)	✓	✓	Chair		1
Rollance E. Olson	75	2004	Lead Independent Director	✓			✓	0

AC – Audit Committee	CC – Compensation Committee	NCGC – Nominating & Corporate Governance Committee

David T. (Tom) Mitchell is our founder and has served as our non-employee chairman of the Board since June 2018. Mr. Mitchell previously served as our executive chairman of the Board from September 2017 until June 2018, as our chief executive officer and chairman of the Board from our inception in 2000 until September 2017, and as our president from 2000 to January 2011. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell was a member of the board of directors of GigOptix, Inc. from June 2012 through July 2013. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to the Board extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on the Board since our inception, as well as more than 30 years of experience in an array of executive management roles within the disk drive and optoelectronics manufacturing industries.

Seamus Grady has served as our chief executive officer and on the Board since September 2017. Prior to joining us, Mr. Grady served as executive vice president and chief operating officer, mechanical systems division, at Sanmina Corporation, an electronics manufacturing services company, from October 2012 to May 2017. Prior to that, Mr. Grady held various operations roles at Sanmina beginning in 2000, including as senior vice president medical division, from June 2011 to October 2012, and senior vice president global medical operations from March 2009 to June 2011. From 1999 to 2000, Mr. Grady served as director of materials and supply chain management at Lucent Technologies Inc. (formerly Ascend Communications). From 1989 to 1999, Mr. Grady served in a variety of operations roles at Manufacturers Services Limited (now Celestica), an electronic manufacturing and supply chain services company. Mr. Grady holds a B. Tech in Manufacturing Technology from the National University of Ireland, Galway (NUIG).

Among other skills and qualifications, Mr. Grady brings to the Board broad and deep experience in the electronics manufacturing services industry, including overseeing operations at multiple international facilities.

Dr. Homa Bahrami has served on the Board since August 2012. Dr. Bahrami has been a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a board member of the Center for Teaching Excellence at the Haas School of Business,

where she has served on the faculty since 1986. Dr. Bahrami was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from February 2012 through September 2016, where she served on the audit and compensation committees, and a member of the board of directors of FormFactor, Inc. from 2004 through 2010. Dr. Bahrami earned a bachelor of arts degree with honors in sociology and social administration from Hull University and a master of science degree in industrial administration and a doctor of philosophy degree in organizational behavior from Aston University in the United Kingdom.

Among other skills and qualifications, Dr. Bahrami brings to the Board experience in organizational design and executive development for global enterprises.

Thomas F. Kelly has served on the Board since 2010. Since August 2017, Mr. Kelly has served as chief executive officer of ID Experts, a provider of software and services for cyber breach and identity fraud protection. From March 2015 until its acquisition by Fortinet in June 2016, Mr. Kelly served as chief executive officer of AccelOps, a provider of network security monitoring and analytics solutions. From June 2010 to January 2014, Mr. Kelly served as chief executive officer and president of Moxie Software, a provider of enterprise social software. From June 2006 to June 2009, Mr. Kelly was chairman of the board of MontaVista Software (acquired by Cavium Networks, Inc. in 2009), a provider of Linux-based development software, where he was also chairman, president and chief executive officer from June 2006 to June 2008. From February 2008 to January 2009, Mr. Kelly was president and chief executive officer of Epicor Software, an enterprise resource planning software company, where he also served on the board of directors from 2000 to 2009. In 2004 and 2005, Mr. Kelly was with Trident Capital, a venture capital company. From 2001 to 2004, he was chairman, president and chief executive officer of BlueStar Solutions (acquired by Affiliated Computer Services, Inc. in 2004), an enterprise resource planning software hosting company. From 1998 to 2001, Mr. Kelly was chairman and chief executive officer of Blaze Software, Inc. (acquired by Brokat Infosystems AG in 2001). Prior to that, he served as chief financial officer or chief operating officer at several software and semiconductor companies, including Cirrus Logic, Inc., Frame Technology, Cadence Design Systems, Valid Logic Corporation and Analog Design Tools. Earlier in his career he was with Arthur Anderson & Company. Mr. Kelly was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from September 2003 through September 2016, where he served as chairman of the board and chairman of the audit committee. He is also on the Board of Regents of Santa Clara University. Mr. Kelly earned a bachelor of science degree in economics from Santa Clara University.

Among other skills and qualifications, Mr. Kelly brings to the Board audit and financial reporting expertise as well as managerial and operational experience gained from his service on the audit committees of multiple public companies and his roles at Cadence Design Systems, Cirrus Logic, Frame Technology, Epicor Software, Trident Capital and various emerging growth technology companies.

Dr. Frank H. Levinson has served on the Board since 2001. Since 2006, Dr. Levinson has served as the managing director of Small World Group, a group primarily involved in investing in and growing small companies. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems, from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson was as a member of the technical staff at AT&T Bell Laboratories. Since July 2014, Mr. Levinson has been a member of the board of directors of Interlink Electronics, Inc., where he currently serves as chairman of the compensation committee and a member of the audit and nominating and governance committees. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University, and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to the Board executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar Corporation.

Rollance E. Olson has served on the Board since 2004, including as lead independent director since January 2011. From 1986 to 2011, Mr. Olson served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the Fram/Autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader with Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson’s business career started with Honeywell, Inc. in Minneapolis, Minnesota. Mr. Olson also served on the board of directors for several privately owned retail and technology companies. He served as a board member (9 years) and chairman of the board of the largest automotive aftermarket trade association, and was a guest lecturer at the Darden School of Business (University of Virginia). Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to the Board executive leadership and management experience gained from his service as chief executive officer of Parts Depot Inc. for more than 25 years.

Compensation of Directors

Compensation for Fiscal 2018

The following table presents information regarding the compensation earned or paid in fiscal 2018 to individuals who were members of the Board at any time during fiscal 2018, and who also were not our employees. We refer to those directors as non-employee directors. During fiscal 2018, Mr. Grady and Mr. Mitchell did not receive additional compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Homa Bahrami	89,500	164,974	254,474
Thomas Kelly	102,500	164,974	267,474
Frank Levinson	95,500	164,974	260,474
Rollance Olson	189,000	164,974	353,974

(1)

Reflects the aggregate grant date fair value of the shares in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 29, 2018, filed with the SEC on August 22, 2018. These amounts do not correspond to the actual value that will be realized by the directors.

(2)	The following table presents the aggregate number of shares underlying unvested stock awards and outstanding options held by each of our non-employee directors as of the end of fiscal 2018.

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Options
Dr. Bahrami	5,581	—
Mr. Kelly	5,581	—
Dr. Levinson	5,581	—
Mr. Olson	5,581	—

Standard Director Compensation Arrangements for Fiscal 2018

During fiscal 2018, non-employee directors received the following cash compensation for their service on the Board:

•	an annual retainer of $63,000;

•	$45,000 per year for serving as Chairman of the Board (applicable only if the chairman is a non-employee director);

•	$120,000 per year for serving as lead independent director of the Board (applicable only if the chairman is an employee director);

•	$12,500 per year for each member of the Audit Committee (or $30,000 if such member is the chairperson);

•	$9,500 per year for each member of the Compensation Committee (or $20,000 if such member is the chairperson); and

•	$6,000 per year for each member of the Nominating & Corporate Governance Committee (or $14,000 if such member is the chairperson).

Non-employee directors also receive the following equity compensation for their service on the Board:

•

upon joining the Board, an award of restricted share units prorated to reflect a value equal to: $165,000, divided by the closing price of Fabrinet’s ordinary shares on the NYSE on the date of grant and multiplied by the number of days beginning with the date the director joins the Board and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by 365 days; and

•

on the date of each annual shareholder meeting, an award of restricted share units valued at $165,000 based on the closing price of Fabrinet’s ordinary shares on the NYSE on the date of each such annual shareholder meeting.

Restricted share units granted to directors generally will vest in full on January 1 following the next annual meeting of shareholders after the date of grant, provided the director continues to serve through such date.

Standard Director Compensation Arrangements for Fiscal 2019

In June 2018, the Board approved the following cash and equity compensation for service by non-employee directors on the Board, effective June 30, 2018 (the beginning of fiscal 2019).

•	an annual retainer of $65,000;

•

$200,000 per year for serving as Chairman of the Board (applicable only if the chairman is a non-employee director), which was approved by the Board in connection with Mr. Mitchell’s transition from executive chairman of the Board to non-employee Chairman of the Board in light of Mr. Mitchell’s ongoing significant involvement with Fabrinet and the valuable leadership and guidance he provides to Fabrinet;

•	$45,000 per year for serving as lead independent director of the Board (applicable only if the chairman is not an independent director);

•	$12,500 per year for each member of the Audit Committee (or $33,000 if such member is the chairperson);

•	$10,000 per year for each member of the Compensation Committee (or $21,000 if such member is the chairperson);

•	$6,000 per year for each member of the Nominating & Corporate Governance Committee (or $15,000 if such member is the chairperson);

•

upon joining the Board on or after June 30, 2018, and effective as of the date an individual becomes a non-employee member of the Board, an award of restricted share units, on a prorated basis, to cover a number of our ordinary shares equal to: $200,000, divided by the closing price of Fabrinet’s ordinary shares on the New York Stock Exchange on the date of grant, and multiplied by the ratio of (i) the number of days beginning with the date the director joins the Board and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by (ii) 365 days, with the resulting number rounded down to the nearest whole share (an “Initial Grant”); and

•

on the date of each annual shareholder meeting of Fabrinet occurring on or after June 30, 2018, an award of RSUs covering a number of our ordinary shares equal to: $200,000, divided by the closing price of Fabrinet’s ordinary shares on the New York Stock Exchange on the date of each such annual shareholder meeting, rounded down to the nearest whole share (an “Ongoing Grant”), provided that the individual is a non-employee director as of such date of grant.

Restricted share units granted pursuant to an Initial Grant and an Ongoing Grant will be scheduled to vest in full on January 1 following the next annual meeting of shareholders after the applicable date of grant, provided the director continues to remain a service provider to Fabrinet through such date. For the avoidance of doubt, an individual who becomes a non-employee director as a result of ceasing to be an employee will be eligible to receive an Initial Grant. Any non-employee member of the Board who is not continuing as a Board member following the applicable annual meeting will not receive an Ongoing Grant with respect to such annual meeting.

Any Initial Grants and Ongoing Grants will be automatic and nondiscretionary. Any Initial Grants and Ongoing Grants will be granted subject to the terms and conditions of Fabrinet’s Amended and Restated 2010 Performance Incentive Plan (the “Plan”) and form of Restricted Share Unit Agreement previously approved for use under the Plan. Any RSUs subject to an Initial Grant or Ordinary Grant that vest will be settled in ordinary shares of Fabrinet, and the par value of ordinary shares of Fabrinet issued upon such settlement will be considered to have been paid with past services rendered.

In addition, as part of Mr. Mitchell’s separation agreement entered into with us on June 29, 2018, as discussed further under “Potential Payments Upon Termination or Change in Control” below, Mr. Mitchell will be eligible to receive continued tax equalization benefits under our expatriate policy, and each outstanding award of RSUs and PSUs granted by us to Mr. Mitchell in connection with his employment with us that were outstanding when he transitioned from his role as executive chairman of our Board to a non-employee member of the Board and its chairman will remain outstanding and subject to the terms of the applicable award agreement and equity plan governing the awards, including continued vesting while Mr. Mitchell remains a non-employee member of the Board.

See “Corporate Governance Matters” below for additional information regarding the Board.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed PricewaterhouseCoopers ABAS Ltd. and its network firm (“PwC”) as our independent registered public accounting firm for our fiscal year ending June 28, 2019. Although ratification by shareholders is not required by any applicable legal requirements, the Board has determined it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee may reconsider its selection.

A representative of PwC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 28, 2019.

Accounting Fees

The following table presents fees paid or accrued by Fabrinet for audit and other services rendered by PwC for fiscal 2018 and fiscal 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$1,186,832	$1,058,551
Audit-Related Fees	—	—
Tax Fees(2)	—	20,814
All Other Fees(3)	130,960	67,500

Total	$1,317,792	$1,146,865

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits, as well as out of pocket expenses.

(2)	Tax fees consist of fees for international tax consulting services.
(3)	All other fees consist of fees for providing consent letters and accounting advisory services during the fiscal year.

Pre-Approval of Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee is required to (1) review and approve, in advance, the scope and plans for all audits and audit fees and (2) approve, in advance, all non-audit services to be performed by our independent auditors.

All services and fees of PwC were pre-approved by the Audit Committee.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

General

In accordance with SEC rules, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (or “Named Officers”) as disclosed in this proxy statement in accordance with rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Officer, but rather the overall compensation of all of our Named Officers and the compensation philosophy, policies and practices described in this proxy statement. We currently hold our say-on pay vote every year.

While this advisory vote to approve executive compensation is non-binding, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future executive compensation decisions. The Board and the Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the Named Officer compensation as disclosed in this proxy statement, will endeavor to communicate with shareholders to better understand the concerns that influenced the vote, consider those shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

We urge shareholders to read the “Executive Compensation” section of this proxy statement, and in particular the information discussed under the heading “Executive Compensation—Compensation Discussion and Analysis”, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We believe that our executive compensation program is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, pursuant to Section 14A of the Exchange Act, you are being asked to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Fabrinet’s shareholders approve, on an advisory basis, the compensation of Fabrinet’s named executive officers, as disclosed in Fabrinet’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our Named Officers.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Ltd., our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers ABAS Ltd. the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•

Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Ltd. required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers ABAS Ltd.’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Ltd. its independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2018, for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Thomas F. Kelly (Chairman)

Dr. Homa Bahrami

Dr. Frank H. Levinson

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that establish the corporate governance policies the Board intends to follow in overseeing our business in accordance with its fiduciary duties. The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.

Code of Business Conduct

We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, the Board has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees. The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, required to be disclosed by SEC or NYSE rules.

Majority Voting Policy in Uncontested Elections

The Board endorses the principle of using a majority voting standard for uncontested elections of directors. Accordingly, in an election of directors such as this one, a nominee who receives more “Withhold” votes than “For” votes is expected to promptly tender his or her resignation as a director to the Board for consideration. After considering any information the Board deems appropriate, the Board will act to accept or reject each tendered director resignation. Any director who tenders a resignation under the majority voting policy may not participate in the action of the Board regarding whether to accept or reject his or her tender of resignation.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board will fill the chairman and chief executive officer positions based upon what it believes is in our best interests at any point in time. Mr. Mitchell served in both positions until his retirement as chief executive officer in September 2017. We separated the two roles effective upon this transition, with Mr. Mitchell continuing as executive chairman of the Board from September 2017 until June 2018, and as a non-employee chairman of the Board beginning in June 2018. The Board believes that as our founder and having served as our chief executive officer from our inception until September 2017, Mr. Mitchell is in the best position to direct the focus and attention of the Board on the areas most relevant for us and our shareholders, as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. In the role of chairman, Mr. Mitchell also is able to provide strong and valuable leadership for us both internally and externally.

In addition, our Corporate Governance Guidelines provide that if the chairman is not independent, the Board shall appoint a lead independent director. Rollance Olson has served as our lead independent director since January 2011. The lead independent director’s duties include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among the entire Board.

Our independent directors meet in executive session at each regularly scheduled meeting of the Board, and at such other times as necessary or appropriate as determined by the independent directors. Our lead independent director presides at such executive sessions of the Board.

Risk Oversight

The Board is responsible for the oversight of our enterprise risk management. Together with its committees, the Board ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and the Board, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of the Board and its committees, and in other meetings and discussions, our management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect our business. In addition, our legal counsel provides reports of legal risks to the Board and its committees. Similarly, our chief financial officer provides reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.

The Board reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the Board or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by the Board. The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The Nominating & Corporate Governance Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee).

We believe that the Board’s role is consistent with our leadership structure, with our chief executive officer and management primarily responsible for enterprise risk management, and with the Board and its committees providing oversight of these efforts.

Contacting the Board of Directors

Shareholders and other interested parties may communicate directly with our lead independent director by sending an email to leadindependentdirector@fabrinet.com. Communications received at this email address are automatically routed directly to our lead independent director. Shareholders and other interested parties who wish to communicate with the Board may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Board of Directors. Our legal counsel reviews all incoming communications from shareholders and other interested parties (except for communications sent directly to the lead independent director, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, as appropriate, routes such communications to the appropriate member(s) of the Board, or if none is specified, to the executive chairman of the Board.

Attendance at Annual Meetings of Shareholders by the Board of Directors

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, we encourage, but do not require, directors to attend. All of our directors attended our 2017 annual meeting of shareholders.

Director Independence

Our ordinary shares are listed on the NYSE. Pursuant to the NYSE listing standards, independent directors must comprise a majority of the Board, and each member of our Audit, Compensation and Nominating & Corporate Governance Committees must be independent. A director will only qualify as an “independent director” if, in the opinion of the Board, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members also must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of us or any of our subsidiaries.

Compensation Committee members must satisfy additional independence criteria set forth under the NYSE listing standards. In order for a member of the Compensation Committee to be considered independent, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by us to such director; and (2) whether such director is affiliated with us, any of or subsidiaries, or an affiliate of any of our subsidiaries.

The Board has reviewed the independence of each director and determined that Dr. Bahrami, Mr. Kelly, Dr. Levinson and Mr. Olson, representing four of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant.

Board Meetings and Committees

During fiscal 2018, the Board held twelve meetings and also took certain actions by written consent. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during fiscal 2018. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee currently consists of Mr. Kelly (chairman), Dr. Bahrami and Dr. Levinson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Board has determined that Mr. Kelly qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and that each member of the Audit Committee meets the financial literacy requirements of the NYSE listing standards. The Audit Committee held four meetings during fiscal 2018.

Among other responsibilities, the Audit Committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists the Board in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. The Audit Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Audit Committee report is included in this proxy statement on page 19.

Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Kelly, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. In addition, the Board has determined that Dr. Levinson and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee held five meetings during fiscal 2018 and also took certain actions by written consent.

Among other responsibilities, the Compensation Committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) oversees the administration of our equity compensation and employee benefit plans and programs, and (3) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The Compensation Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Compensation Committee report is included in this proxy statement on page 39.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee currently consists of Dr. Bahrami (chairwoman) and Mr. Olson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Nominating & Corporate Governance Committee held four meetings during fiscal 2018 and also took certain actions by written consent.

Among other responsibilities, the Nominating & Corporate Governance Committee (1) assists the Board in identifying prospective director nominees, (2) recommends candidates for election to the Board at each annual meeting of shareholders, (3) reviews and recommends updates to our corporate governance principles, as appropriate, (4) reviews and recommends directors to serve on each board committee, (5) oversees the annual evaluation of the Board and its committees, and (6) monitors and reviews matters related to succession planning for our executives officers. The Nominating & Corporate Governance Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Nominating & Corporate Governance Committee will consider recommendations of candidates for election to the Board submitted by shareholders of Fabrinet. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

Share Ownership Guidelines

We have adopted share ownership guidelines for our directors and executive officers. For information regarding such guidelines, see the section of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, Mr. Kelly and Dr. Levinson served as members of the Compensation Committee. None of the members of the Compensation Committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating & Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board, and recommending candidates for election to the Board. The Nominating & Corporate Governance Committee will consider recommendations from shareholders for candidates to serve on the Board. There are no differences in the manner by which the Nominating & Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or a member of the Board.

Shareholder Recommendations and Nominees

Shareholder recommendations for candidates to the Board must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, and must include (1) the candidate’s name, age, business address and residence address, (2) the candidate’s principal occupation or employment, (3) the class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (5) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (6) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholders, and (7) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Shareholder recommendations for candidates to the Board must also contain specified information about the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

Director Qualifications

The Nominating & Corporate Governance Committee will evaluate and recommend candidates for membership on the Board consistent with any criteria established by the committee. The consideration of any candidate for director will be based on the committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. While the Nominating & Corporate Governance Committee has not established specific minimum qualifications or a formal diversity policy for director candidates, the committee believes that candidates and nominees should reflect a board of directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, (4) have diverse backgrounds and perspectives, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identification and Evaluation of Director Nominees

The Nominating & Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of the Board, the needs of the Board and its committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating & Corporate Governance Committee through shareholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us and other biographical information as of October 15, 2018, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Seamus Grady	51	Chief Executive Officer and Director
Dr. Harpal Gill	65	President and Chief Operating Officer
Toh-Seng Ng	64	Executive Vice President, Chief Financial Officer

Seamus Grady. For Mr. Grady’s biography, please see “Proposal One—Election of Directors—Biographical Information” above.

Dr. Harpal Gill has served as our president since January 2011, and as our chief operating officer since March 2009. Previously, Dr. Gill was our senior vice president, operations from May 2005 to March 2009. He also has served as executive vice president, operations of Fabrinet Co., Ltd., our subsidiary in Thailand, since July 2007. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill also has held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.

Toh-Seng Ng has served as our executive vice president and chief financial officer since March 2012. Previously, he was senior vice president of finance and managing director of Casix, Inc., our subsidiary in the People’s Republic of China, from March 2010 to March 2012, and senior vice president and operations controller of Fabrinet from January 2007 to March 2010. Mr. Ng joined us with nearly 28 years of international financial management experience in the semiconductor and data storage industries. Prior to joining us, Mr. Ng managed financial operations at Magnecomp Precision Plc. in Thailand, Hitachi Global Storage Technologies in San Jose, and Read-Rite Corporation in a series of positions, culminating in his role as corporate controller and vice president of finance. Mr. Ng earned a bachelor of science degree in accountancy from the University of Singapore, and a master of business administration degree in international management from Golden Gate University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the “Summary Compensation Table” beginning on page 40. We refer to these individuals as our “Named Officers” in this proxy statement. For fiscal 2018, our Named Officers were:

•	Seamus Grady, Chief Executive Officer (“current CEO”);

•	David T. Mitchell, former CEO and Executive Chairman of the Board (current Chairman of the Board) (“former CEO”);

•	Dr. Harpal S. Gill, President and Chief Operating Officer (“COO”);

•	Toh-Seng Ng, Executive Vice President, Chief Financial Officer (“CFO”); and

•	Dr. Hong Hou, former Executive Vice President, Chief Technical Officer (“former CTO”).

Mr. Grady, our current CEO, joined us in September 2017. During fiscal 2018, Mr. Mitchell served as our chief executive officer from June 2017 until September 2017, and as executive chairman of the Board from September 2017 until June 2018. Mr. Mitchell currently serves as our non-employee chairman of the Board. Accordingly, any references in this “Executive Compensation” section to our current CEO refer to Mr. Grady, and any references to our former CEO refer to Mr. Mitchell.

Dr. Hou served as our executive vice president, chief technical officer for all of fiscal 2018. On August 14, 2018, Dr. Hou resigned from Fabrinet, effective August 25, 2018.

Shareholder Engagement and Executive Compensation Program Updates Following 2015, 2016 and 2017 Say-on-Pay Votes

While approximately 75% and 78% of the votes cast in the say on-pay advisory vote at our 2017 and 2016 annual meetings of shareholders, respectively, were voted in favor of our executive compensation as disclosed in our 2017 and 2016 proxy statements, at our 2015 annual meeting of shareholders only 28% of the votes cast in the say-on-pay advisory vote were voted in favor of our executive compensation as disclosed in our 2015 proxy statement. In response to the results of our 2015 say-on-pay advisory vote, the Compensation Committee contacted shareholders to understand better their priorities and concerns with respect to our executive pay practices, examined the reports and analyses issued by the principal proxy advisory services, conferred with representatives of Institutional Shareholder Services in the spring of 2016 to discuss our compensation practices, and engaged a proxy advisory firm to advise the Compensation Committee.

Following the 2015 say-on-pay advisory vote, the Compensation Committee solicited the views of institutional investors representing approximately 49% of our shares outstanding as of June 30, 2016, and had discussions with and received feedback on our executive compensation practices from investors representing approximately 20% of our shares outstanding as of June 30, 2016, including four of our ten (and nine of our 20) then-largest shareholders, during the summer of 2016. The Compensation Committee continued its dialogue with shareholders on our executive compensation practices by soliciting the views of institutional investors representing approximately 48% of our shares outstanding as of June 30, 2017, and having discussions in October 2017 with investors representing approximately 24% of our shares outstanding as of June 30, 2017, including four of our ten then-largest shareholders.

In light of the significantly increased votes cast in the say-on-pay advisory vote at our 2017 and 2016 annual meetings of shareholders in favor of our executive compensation as disclosed in our 2017 and 2016 proxy statements, we generally maintained a similar overall design with respect to our executive compensation program for fiscal 2018, with some changes as summarized under “Fiscal 2018 Compensation Decisions” below and in the remainder of this “Compensation Discussion and Analysis.”

The Compensation Committee plans to continue its practice of shareholder outreach regarding our executive compensation practices by soliciting the views of institutional investors representing approximately 50% of our shares outstanding as of June 29, 2018, including our ten largest shareholders as of that date. The Compensation Committee expects to contact such shareholders between the filing of this proxy statement and the date of our 2018 annual meeting of shareholders.

Fiscal 2018 Compensation Decisions

In light of the results of our recent say-on-pay votes and the subsequent feedback we received from shareholders, the Compensation Committee continued to enhance the link between executive pay and longer-term company performance when it approved our executive compensation program for fiscal 2018, as summarized below.

Compensation Element	Decision	Weighting of Performance Measures
Base salary

•  Current CEO: we negotiated our current CEO’s annual base salary when he joined us in September 2017 to be approximately 26.3% lower (on an annualized basis) than our former CEO’s annual base salary for fiscal 2018

•  Former CEO: increased by 5.6% as compared to fiscal 2017

•  COO: increased by 5.6% as compared to fiscal 2017

•  CFO: increased by 8.3% as compared to fiscal 2017

•  Former CTO: increased by 10.5% as compared to fiscal 2017, following a year in which he did not receive a raise

N/A

Short-term cash incentive

•  Current CEO: we negotiated our current CEO’s target cash bonus opportunity when he joined us in September 2017 to be approximately 53.3% lower (on an annualized basis) than our former CEO’s target cash bonus opportunity for fiscal 2018

•  Former CEO: increased target cash bonus opportunity by 12.5% as compared to fiscal 2017

•  COO: increased target cash bonus opportunity by 13.6% as compared to fiscal 2017

•  CFO: increased target cash bonus opportunity by 11.3% as compared to fiscal 2017

•  Former CTO: increased target cash bonus opportunity by 9.4% as compared to fiscal 2017

For all of our Named Officers, we kept the same structure for fiscal 2018 as our fiscal 2017 short-term cash incentive plan, with bonuses payable as follows:

•  50% based on achievement of a revenue target

•  50% based on achievement of a non-GAAP gross margin target

•  no individual performance component

•  the maximum bonus a Named Officer could receive was his target bonus

Because we did not achieve the pre-established

Compensation Element	Decision	Weighting of Performance Measures
performance goals, and consistent with our pay for performance philosophy, no cash bonuses were actually paid to our Named Officers under this plan for fiscal 2018.

Long-term equity incentive

•  Continued our practice of granting PSUs with challenging two-year cumulative performance and “stretch” performance targets

•  Equity grants heavily weighted toward performance: 67% PSUs and 33% RSUs

•  Current CEO: we negotiated our current CEO’s total target grant date value of long-term equity-based awards when he joined us in September 2017 to be approximately 45.5% lower than our former CEO’s total target grant date value of long-term equity-based awards for fiscal 2018

•  Former CEO: increased total target grant date value of long-term equity-based awards by 10.0% as compared to fiscal 2017

•  COO and CFO: increased total target grant date value of long-term equity-based awards by 10.0% as compared to fiscal 2017

•  Former CTO: increased total target grant date value of long-term equity-based awards by 120.0% as compared to fiscal 2017

For all of our Named Officers, we kept the same structure for fiscal 2018 as our fiscal 2017 PSU grants, with the number of PSUs earned and eligible to vest determined after a two-year performance period as follows:

•  50% based on achievement of cumulative fiscal 2018 and fiscal 2019 revenue targets

•  50% based on achievement of cumulative fiscal 2018 and fiscal 2019 non-GAAP gross margin targets

•  any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria

•  PSUs are not subject to accelerated vesting under agreements with any of our Named Officers

Positive Compensation Practices

We monitor trends and developments in compensation practices to enhance the effectiveness of our compensation philosophy and have adopted the following:

•	our executive officers’ cash and equity incentive compensation is subject to a claw back;

•	we have a practice of granting long-term equity to our executive officers that is based, in part, on Fabrinet achieving financial performance goals over a two-year performance period;

•	we maintain share ownership guidelines for our executive officers and directors;

•	our employees (including our executive officers) and directors are prohibited from margining, short-selling or pledging our securities, or trading in derivative securities;

•	our Amended and Restated 2010 Performance Incentive Plan (“2010 Plan”) contains the following features:

•	we are prohibited from instituting any program to reprice or exchange equity awards for awards with a lower exercise price without shareholder approval;

•

we are prohibited from “recycling” shares, which means that any shares subject to a grant are counted against the share limit in the plan and may not subsequently be re-granted, even if the shares are forfeited, expired or exchanged;

•	all awards under the 2010 Plan are subject to the participant’s continued employment or other service with us and vest over a four-year period, unless otherwise set forth in the award agreement;

•	we are prohibited from paying dividends with respect to an award prior to the vesting of such award;

•

we are prohibited from granting awards after December 13, 2017, that may vest or become exercisable earlier than one (1) year after such award is granted, except that awards up to a maximum of five percent (5%) of the total shares reserved and available for grant and issuance under our 2010 Plan may be granted without regard to such minimum one (1) year vesting requirements; and

•

we are prohibited from accelerating the vesting of an award granted after December 13, 2017, under our 2010 Plan before the one (1) year anniversary of the award’s grant date, except in connection with death, disability, termination of employment, reaching retirement age or an event that triggers the plan’s provisions relating to assumption and termination of awards; and

•	we hold an annual shareholder advisory vote on executive compensation.

Executive Compensation Program Objectives and Overview

Our executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities with respect to our industry so we can attract, retain and motivate qualified executives.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders and to hold the executives accountable for our performance.

As described in more detail below, the material elements of our executive compensation programs for our Named Officers include a base salary, short-term cash incentive awards and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers also are entitled to certain perquisites and personal benefits and, in some cases, are entitled to severance benefits upon certain terminations of their employment with us.

We believe each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Taken together, the compensation elements are intended to provide a total compensation package for each Named Officer that is competitive. The table below lists each material element of our executive compensation program and the compensation objective or objectives it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base salary	• Attract, retain and motivate qualified executives.

Short-term cash incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Long-term equity incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Perquisites and personal benefits	• Attract, retain and motivate qualified executives.

Severance and other benefits upon termination of employment	• Attract, retain and motivate qualified executives.

Role and Authority of the Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Kelly, each of whom is “independent” within the meaning of NYSE rules. In addition, the Board has determined that Dr. Levinson and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. Dr. Levinson has served as chairman of the Compensation Committee since November 2011, and Mr. Kelly has served as a member of the Compensation Committee since December 2015. No Compensation Committee member is a former or current officer or employee of Fabrinet or any of its subsidiaries. The Compensation Committee meets at least quarterly, and members of the Compensation Committee serve at the discretion of the Board.

The Compensation Committee is responsible for overseeing our compensation policies and goals and administering our equity compensation plans and executive incentive plan, including approving target and actual bonuses under our executive incentive plan. Additionally, the Compensation Committee is responsible for reviewing and approving the compensation of our chief executive officer and other Named Officers. The Compensation Committee’s role is detailed in its charter, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

Pursuant to its charter, the Compensation Committee may delegate its authority to grant awards under Fabrinet’s incentive compensation or other equity-based plans, except with respect to awards to executive officers and directors. The Compensation Committee has delegated limited, non-exclusive authority to a committee consisting of our chief executive officer and chief financial officer (the “Equity Award Committee”) to grant equity awards under our 2010 Plan with respect to consultants, new hires and promotions for employees below the level of vice president (and with respect to new hires, for employees who are not expected to shortly thereafter become a vice president or above). In any fiscal year, the Equity Award Committee may grant, in the aggregate, share options and share appreciation rights, restricted share units, restricted shares or other full-value awards covering no more than the number of shares that have been budgeted and approved by the Compensation Committee for such fiscal year. The Equity Award Committee did not take action during fiscal 2018, and the Compensation Committee did not approve a budget of equity awards for the Equity Award Committee for fiscal 2018. The Compensation Committee has not delegated any of its authority with respect to any component of the compensation of our Named Officers.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority, in its sole discretion, to engage the services of outside consultants to assist it in making decisions regarding the establishment of our compensation programs and philosophy. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. For fiscal 2018, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to provide independent compensation consulting services. If requested by the Compensation Committee, a representative of Compensia attends meetings of the Compensation Committee. However, the Compensation Committee did not request Compensia to join any of its meetings during fiscal 2018.

Although Fabrinet pays Compensia’s fees, Compensia reports directly to the Compensation Committee, and the Compensation Committee retains the authority to hire or fire Compensia and any other consultant or advisor. Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

During fiscal 2018, Compensia provided the Compensation Committee with a blend of peer group proxy data and other market data, as discussed below, to assist the Compensation Committee in evaluating the competitiveness of our executive compensation and non-employee director compensation programs. Compensia also advised the Compensation Committee on general compensation trends in the industry among similarly situated companies.

Role of Executive Officers in Compensation Decisions

In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our chief executive officer and our chief financial officer. Typically, our management team assists the Compensation Committee in the execution of its responsibilities by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters.

Because our current CEO joined us after the Compensation Committee had approved fiscal 2018 executive compensation, he did not participate in any discussions regarding executive compensation matters, other than negotiations with us with respect to his own compensation as set forth in his offer letter. Historically and for fiscal 2018, our former CEO made recommendations to the Compensation Committee regarding executive compensation matters. At the request of the Compensation Committee, our chief executive officer and our chief financial officer occasionally participate in meetings of the Compensation Committee, except with respect to decisions involving their own compensation. While the Compensation Committee solicits the recommendations and proposals of our chief executive officer and chief financial officer with respect to executive compensation matters, these recommendations and proposals are only one factor in the Compensation Committee’s decision-making process.

Fiscal 2018 Peer Group and Other Market Data

To assist the Compensation Committee in evaluating whether our executive compensation practices for fiscal 2018 were competitive and consistent with the Compensation Committee’s executive compensation program objectives, Compensia provided the Committee with compensation data (the “Blended Market Data”) consisting of an equal blend of (1) proxy statement data (where available) from our fiscal 2018 peer group, and (2) proprietary survey data from high-tech companies with annual revenues between $500 million and $1.5 billion. The Compensation Committee used the Blended Market Data to compare our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation and total direct compensation against the 25th, 50th and 75th percentiles of the same categories of compensation for executives holding positions comparable (where possible) to the positions of our Named Officers. However, the Compensation Committee does not benchmark or apply specific formulas to determine adjustments to our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation or total direct compensation.

The specific criteria for selection into our peer group are set annually by the Compensation Committee. When our peer group is reviewed each year, companies may be removed for failure to meet the selection criteria, or new companies may be added as necessary to ensure a significant sample size of companies. In selecting a peer group, the Compensation Committee considers companies that, in its view, compete with us for talent and have financial or other organizational metrics generally similar to ours. Accordingly, our peer group includes a blend of businesses classified as providing either optical electronic equipment or contract manufacturing services. The selection criteria for our fiscal 2018 peer group included 12-month trailing revenue, market capitalization, and headcount metrics. Our 12-month trailing revenue and market capitalization were in the 78th and 38th percentiles, respectively, of our fiscal 2018 peer group at the time the Compensation Committee selected the group. Compensia gathered data on the compensation practices of the companies in our fiscal 2018 peer group through publicly available information, where available.

Our fiscal 2018 peer group, as approved by the Compensation Committee, was the same as our fiscal 2017 peer group, except for the removal of three companies (Multi-Fineline Electronix, Inc., Newport Corporation and Rofin Sinar Technologies, Inc.) that were acquired in 2016. Our fiscal 2018 peer group consisted of the following 19 companies:

Fiscal 2018 Peer Group
Benchmark Electronics, Inc.	Extreme Networks, Inc.	Novanta (GSI Group)
Black Box Corporation	Finisar Corporation	Oclaro, Inc.
Calix, Inc.	II-VI Incorporated	OSI Systems, Inc.
Ciena Corporation	Infinera Corporation	Plexus Corporation
Coherent, Inc.	Methode Electronics, Inc.	TTM Technologies, Inc.
CTS Corporation	MTS Systems
Daktronics Inc.	NETGEAR, Inc.

Executive Compensation Program Elements

Base Salaries

We provide a base salary to our executive officers and other employees to compensate them for services rendered on a day-to-day basis. Following the end of each fiscal year, the Compensation Committee typically reviews and determines whether to adjust executive base salaries on the basis of each executive officer’s level of responsibility, qualifications, experience, past performance and expected future contributions. The Compensation Committee also considers whether executive base salaries are competitive as compared to salary practices gathered from the Blended Market Data.

In fiscal 2018, the Compensation Committee reviewed the salary component of the Blended Market Data provided by Compensia and considered each executive officer’s past performance and expected future contributions, changes in each executive officer’s responsibilities and organizational changes. As a result of its review, the Compensation Committee decided to increase the annual base salaries of certain Named Officers for fiscal 2018 as compared to fiscal 2017, as shown below.

Named Officer	Fiscal 2017 Annual Base Salary	Fiscal 2018 Annual Base Salary	% Change
Mr. Grady	N/A	$700,000	N/A
Mr. Mitchell	$900,000	$950,000	5.6%
Dr. Gill	$900,000	$950,000	5.6%
Mr. Ng	$600,000	$650,000	8.3%
Dr. Hou	$475,000	$525,000	10.5%

In recognition of Dr. Hou’s performance and in light of the fact that he had not received a raise since joining us in January 2016, the Compensation Committee determined it was appropriate to increase Dr. Hou’s salary by approximately 10.5% as compared to fiscal 2017.

Short-Term Cash Incentive Awards

In August 2017, the Compensation Committee approved a cash incentive plan for fiscal 2018 (the “Fiscal 2018 Bonus Plan”) that provided each of our Named Officers with the ability to receive cash incentive awards based (1) 50% on Fabrinet’s achievement of a fiscal 2018 revenue target of $1.56 billion, and (2) 50% on Fabrinet’s achievement of a fiscal 2018 non-GAAP gross margin target of 12.75%, with achievement of each financial target considered independently from the other. The Compensation Committee chose these performance goals because it believes that these goals constitute important, key performance metrics that significantly can impact our business success. For purposes of the Fiscal 2018 Bonus Plan, GAAP gross margin was adjusted for certain items. Non-GAAP gross margin excluded share-based compensation expenses and depreciation of fair value uplift. As discussed further below, none of our Named Officers received a bonus under the Fiscal 2018 Bonus Plan because we did not achieve the plan’s pre-established performance targets.

Under the Fiscal 2018 Bonus Plan, each Named Officer’s target bonus was also the maximum bonus he could have received under the plan. Achievement of a target bonus payout would have required very high levels of corporate performance that the Compensation Committee believed were possible but unlikely to be achieved. By basing a substantial portion of our Named Officers’ total cash compensation on achievement of financial goals designed to drive shareholder value, the Fiscal 2018 Bonus Plan was intended to align their interests with the interests of our shareholders.

The Compensation Committee determined the target bonus opportunity for each Named Officer under the Fiscal 2018 Bonus Plan by considering the Blended Market Data provided by Compensia, evaluated against other criteria, including the Named Officer’s functional responsibilities and ongoing duties. For fiscal 2018, the Compensation Committee approved the following target bonus opportunity amounts for our Named Officers:

	Target (and Maximum) Bonus Opportunity
Named Officer	Fiscal 2017	Fiscal 2018	% Change
Mr. Grady	N/A	$651,000*	N/A
Mr. Mitchell	$1,600,000 (178% of base salary)	$1,800,000 (189% of base salary)	12.5%
Dr. Gill	$1,100,000 (122% of base salary)	$1,250,000 (132% of base salary)	13.6%
Mr. Ng	$750,000 (125% of base salary)	$835,000 (128% of base salary)	11.3%
Dr. Hou	$400,000 (84% of base salary)	$437,500 (83% of base salary)	9.4%

*

Mr. Grady’s target (and maximum) bonus opportunity was prorated to reflect 120% of his base salary earned during fiscal 2018. If Mr. Grady had served as our CEO for all of fiscal 2018, his target (and maximum) bonus opportunity would have been $840,000.

Under the Fiscal 2018 Bonus Plan, if we had achieved 100% or more of a target financial metric, bonuses would have been payable to our Named Officers at 100% of target with respect to that financial metric component. If our fiscal 2018 revenue was less than or equal to $1.42 billion (i.e., approximately 91.0% of the fiscal 2018 revenue target) or if our fiscal non-GAAP gross margin was less than or equal to 12.0% (i.e., approximately 94.1% of the fiscal 2018 non-GAAP gross margin target), no bonuses would be paid out with respect to the applicable financial metric component. Achievement of fiscal 2018 revenue between $1.42 billion and $1.56 billion would have resulted in a bonus amount for that metric that was scaled from 0 to 100% in a linear fashion. Achievement of fiscal 2018 non-GAAP gross margin between 12.0% and 12.75% would have resulted in a bonus amount for that metric that was scaled from 0 to 100% in a linear fashion.

For fiscal 2018, we achieved (1) revenue of $1.37 billion, or approximately 87.8% of our fiscal 2018 revenue target, resulting in no bonus being funded with respect to that component, and (2) non-GAAP gross margin of 11.8%, or approximately 92.5% of our fiscal 2018 non-GAAP gross margin target, resulting in no bonus being funded with respect to that component. Accordingly, in August 2018, consistent with our executive compensation philosophy and commitment to pay for performance, the Compensation Committee determined that no bonuses would be awarded to our Named Officers under the Fiscal 2018 Bonus Plan.

The following table describes the target, maximum and actual bonus amounts for each of our Named Officers under the Fiscal 2018 Bonus Plan.

Named Officer	Target (and Maximum) Bonus Opportunity		Target (and Maximum) Bonus Opportunity (as a % of Annual Base Salary)	Actual Bonus	Actual Bonus (as a % of Annual Base Salary)	Actual Bonus (as a % of Target Bonus Opportunity)
Mr. Grady	$651,000	*	120%*	$0	0%	0%
Mr. Mitchell	$1,800,000		189%	$0	0%	0%
Dr. Gill	$1,250,000		132%	$0	0%	0%
Mr. Ng	$835,000		128%	$0	0%	0%
Dr. Hou	$437,500		83%	$0	0%	0%

*

Mr. Grady’s target (and maximum) bonus opportunity was prorated to reflect 120% of his base salary earned during fiscal 2018. If Mr. Grady had served as our CEO for all of fiscal 2018, his target (and maximum) bonus opportunity would have been $840,000.

Long-Term Equity Incentive Awards

Our equity incentive plans are a critical component of the compensation program that we believe incentivizes our executive officers and key employees to focus on building shareholder value through meeting long-term financial and strategic goals. We grant restricted share units (“RSUs”) to our executive officers and other employees under our 2010 Plan. We also adopted our 2017 Inducement Equity Incentive Plan in November 2017 solely for the granting of inducement share options and other equity awards to new employees. RSUs function as a retention incentive for our executives as they generally vest annually over a three or four-year period after the date of grant, subject to the executive’s continued service with us.

In furtherance of our commitment to the executive compensation program’s philosophy to pay for performance and to help align more closely the interests of our executive officers with those of our stockholders, beginning in fiscal 2017, the Compensation Committee adopted a practice of granting PSUs to our Named

Officers that will be earned, if at all, following a cumulative 2-year performance period. The Compensation Committee continued this practice in fiscal 2018 by granting PSUs to our Named Officers that will be earned, if at all, following a cumulative 2-year performance period covering fiscal 2018 and fiscal 2019. Any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria described below. The Compensation Committee also granted time-based RSUs to our Named Officers in fiscal 2018. For fiscal 2018, equity award grants to our Named Officers were weighted heavily toward performance, with a mix of 67% PSUs and 33% RSUs. The Compensation Committee believes that this mix of performance-based awards and service-based awards was appropriate to emphasize and more closely align pay with the achievement of important, key performance metrics that significantly can impact our business success.

The Compensation Committee bases long-term equity incentive award grants to executives on a number of factors, including the Blended Market Data provided by Compensia, the executive’s vested and unvested equity holdings, the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance.

In August 2017 and November 2017 (in the case of Mr. Grady only), the Compensation Committee granted the following dollar value of RSUs, PSUs and “stretch” PSUs to our Named Officers:

Named Officer	Grant Date Value of RSUs	Grant Date Value of PSUs	Grant Date Value of “Stretch” PSUs
Mr. Grady	$1,499,972	$1,499,972	$1,499,972
Mr. Mitchell	$2,749,975	$2,749,975	$2,749,975
Dr. Gill	$1,099,990	$1,099,990	$1,099,990
Mr. Ng	$934,995	$934,995	$934,995
Dr. Hou	$549,995	$549,995	$549,995

Mr. Grady’s RSUs will vest in equal annual installments over a period of four years on each of September 22, 2018, 2019, 2020 and 2021, subject to continued service with us through each such vesting date. Mr. Mitchell’s, Dr. Gill’s and Mr. Ng’s RSUs will vest in equal annual installments over a period of three years on each of August 24, 2018, 2019 and 2020, subject to the individual’s continued service with us through each such vesting date. Dr. Hou forfeited two-thirds of the RSUs and all of the PSUs granted to him in August 2017 when he terminated his employment with us on August 25, 2018.

The PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the PSUs will be based 50% on achievement of a cumulative fiscal 2018 and fiscal 2019 revenue target (the “PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2018 and fiscal 2019 non-GAAP gross margin target (the “PSU GM Target”). The Compensation Committee chose these performance goals as it believes that these constitute important, key performance metrics that significantly can impact our business success. As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the PSU Revenue Target at a level between approximately 93.9% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the PSU GM Target at a level between approximately 98.0% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion.

The “stretch” PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the “stretch” PSUs will be based 50% on achievement of a cumulative fiscal 2018 and fiscal 2019 revenue target that is higher than the PSU Revenue Target (the “Stretch

PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2018 and fiscal 2019 non-GAAP gross margin target that is higher than the PSU GM Target (the “Stretch PSU GM Target”). As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the Stretch PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the Stretch PSU Revenue Target at a level between the PSU Revenue Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the Stretch PSU GM Target at a level between the PSU GM Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion.

PSU Awards Granted in Prior Fiscal Years

The following table provides information regarding PSU awards granted prior to fiscal 2018 that were eligible to be earned in fiscal 2018 by our Named Officers, including the performance requirements and number of our ordinary shares earned as of the end of the performance period, which began on June 25, 2016, and ended on June 29, 2018 (the “fiscal 2017-2018 cycle”). On August 14, 2018, the Compensation Committee certified achievement of the applicable performance measures for the fiscal 2017-2018 cycle.

Named Officer	Fiscal Year of Grant	Type of Award	Target (and Maximum) Number of Shares that Could Have Vested for Fiscal 2017-2018 Performance Period	Actual Number of Shares Vested for Fiscal 2017-2018 Performance Period		Performance Measures for Fiscal 2017-2018 Cycle
Mr. Grady	—	—	—	—		—

Mr. Mitchell	2017	PSU	61,758	61,758	(1)	• 50% based on achievement of revenue of $2.5 billion • 50% based on achievement of non-GAAP gross margin of 11.5%

	2017	“Stretch” PSU	61,758	61,758	(1)	• 50% based on achievement of revenue of $2.75 billion • 50% based on achievement of non-GAAP gross margin of 12.0%

Dr. Gill	2017	PSU	24,703	24,703		• 50% based on achievement of revenue of $2.5 billion • 50% based on achievement of non-GAAP gross margin of 11.5%
	2017	“Stretch” PSU	24,703	24,703		• 50% based on achievement of revenue of $2.75 billion • 50% based on achievement of non-GAAP gross margin of 12.0%

Named Officer	Fiscal Year of Grant	Type of Award	Target (and Maximum) Number of Shares that Could Have Vested for Fiscal 2017-2018 Performance Period	Actual Number of Shares Vested for Fiscal 2017-2018 Performance Period	Performance Measures for Fiscal 2017-2018 Cycle
Mr. Ng	2017	PSU	20,998	20,998	• 50% based on achievement of revenue of $2.5 billion • 50% based on achievement of non-GAAP gross margin of 11.5%

	2017	“Stretch” PSU	20,998	20,998	• 50% based on achievement of revenue of $2.75 billion • 50% based on achievement of non-GAAP gross margin of 12.0%

Dr. Hou	2017	PSU	6,175	6,175	• 50% based on achievement of revenue of $2.5 billion • 50% based on achievement of non-GAAP gross margin of 11.5%
	2017	“Stretch” PSU	6,175	6,175	• 50% based on achievement of revenue of $2.75 billion • 50% based on achievement of non-GAAP gross margin of 12.0%

(1)

Upon vesting, 42% of these shares were automatically settled in cash, with the amount of cash payable for a share equal to the closing sales price on the New York Stock Exchange on the date of vesting.

Perquisites and Personal Benefits

In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.” Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

We provide certain benefits and allowances to our international assignees, including our Named Officers, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. Consistent with the policy we have adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, we pay such employees a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States. Of our Named Officers, Mr. Mitchell, Dr. Gill and Mr. Ng received a tax equalization payment in fiscal 2018 because each qualified for such benefit under the policy.

In addition, in October 2014, the Compensation Committee approved the payment of additional cash compensation to Dr. Gill and Mr. Ng in the amount of 20% of their respective then-current annual base salary, determined and payable bi-monthly, with a tax gross-up (the “Foreign Service Premium Pay”), to incentivize them to continue working for us in Thailand and to ameliorate the resulting hardships to their families who are located in the United States. The Foreign Service Premium Pay was deemed effective as of July 1, 2014, and will continue for as long as Dr. Gill and Mr. Ng are required to, and do, temporarily reside and work in Thailand. In January 2015, the Compensation Committee authorized the purchase of key man life insurance policies for each of Dr. Gill and Mr. Ng, which provide for $3 million payable to the applicable Named Officer’s elected beneficiaries and $2 million payable to us. Dr. Gill and Mr. Ng also receive a family travel benefit that provides each of their immediate family members a round-trip airline ticket to visit Thailand once per year at our expense.

In October 2016, we reviewed executive perquisites and adopted a perquisite policy that excludes non-business, travel-related expenses and charitable contributions.

The perquisites and personal benefits paid to each Named Officer are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to such table.

Severance and Other Benefits Upon Termination of Employment

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are critical to achieve our business objective of management retention. We evaluate the level of severance benefits to provide a Named Officer on a case-by-case basis. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee may periodically review these arrangements. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.

Share Ownership Guidelines

To further align the interests of our executive officers and members of the Board with those of our shareholders, we have adopted share ownership guidelines for our executive officers and directors, which provide for a minimum ownership level equal to:

•	chief executive officer—6x annual base salary;

•	other executive officers—2x annual base salary; and

•	directors—3x annual Board retainer.

Executive officers and directors are expected to have met these ownership levels by August 2017 or, if appointed or elected after August 2012, within five years of their appointment as an executive officer or election to the Board. Shares counted towards the minimum ownership levels include all shares beneficially owned by the executive officer or director and any unvested restricted share units held by the executive officer or director. Except for Mr. Grady, who joined us in September 2017 and has until September 2022 to meet the guidelines, all of our current executive officers and directors currently exceed their respective share ownership guidelines.

Hedging Policy

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our ordinary shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally places a limit of $1 million per year on the U.S. corporate income tax deduction a publicly-held corporation may take for compensation paid to each of its “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers, other than the chief financial officer, as of the end of any fiscal year). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit. In fiscal 2018, we did not structure any of our compensation for our executive officers to qualify as performance-based compensation under Section 162(m). In order to maintain an executive compensation program that continues to strive to achieve the incentive, retention, pay for performance, and other objectives of the program, the Compensation Committee may provide compensation to our Named Officers that may not be deductible to the extent that the aggregate amount exceeds $1 million. However, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Compensation Recovery Policy

We maintain a claw back policy that applies to our executive officers. If a majority of the independent members of the Board determines that an officer’s misconduct caused us to materially restate all or a portion of our financial statements, the Board may require the officer to repay incentive compensation that would not have been payable absent the material restatement. This policy applies to all incentive compensation, excluding equity awards granted prior to the adoption of the policy, based on financial statements filed during the three years prior to the material restatement. The Compensation Committee intends to revisit our claw back policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation and Risk Assessment

The Compensation Committee has assessed the risks associated with our compensation policies and practices for all employees and, based on its assessment, does not believe that such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Dr. Frank H. Levinson (Chairman)

Thomas F. Kelly

Summary Compensation Table

The following table presents information regarding the total compensation of our Named Officers, who consist of (i) all individuals who served as our principal executive officer during fiscal 2018, (ii) our principal financial officer, and (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Seamus Grady(6)	2018	542,500	—	4,499,916	—	—	49,015	5,091,431
Chief Executive Officer

David T. Mitchell(7)	2018	950,000	—	8,249,924	—	—	2,366,104	11,566,028
Former Chief Executive Officer and Executive Chairman of the Board; Current Chairman of the Board	2017	900,000	—	7,499,892	—	1,600,000	525,248	10,525,140
	2016	700,000	—	5,189,981	—	1,680,000	1,021,849	8,591,830

Dr. Harpal S. Gill	2018	950,000	—	3,299,970	—	—	957,687	5,207,657
President and Chief Operating Officer	2017	900,000	—	2,999,931	—	1,100,000	851,654	5,851,585
	2016	750,000	—	1,724,974	—	1,425,000	593,694	4,493,668

Toh-Seng Ng	2018	650,000	—	2,804,986	—	—	556,565	4,011,551
Executive Vice President, Chief Financial Officer	2017	600,000	—	2,549,997	—	750,000	570,896	4,470,893
	2016	500,000	—	1,649,965	—	800,000	589,960	3,539,925

Dr. Hong Q. Hou(8)	2018	525,000	—	1,649,985	—	—	58,335	2,233,320
Former Executive Vice President, Chief Technical Officer	2017	475,000	—	749,892	—	400,000	62,827	1,687,719
	2016	226,705	—	1,564,905	—	95,000	31,259	1,917,869

(1)

The amounts in this column include the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of time-based RSU awards granted during the designated fiscal year. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended June 29, 2018, filed with the SEC on August 22, 2018. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(2)

For fiscal 2018 and fiscal 2017, the amounts in this column also include the value at the grant date of performance-based RSUs (PSUs) granted in such fiscal year based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

On August 24, 2017, the Compensation Committee granted PSUs to each of our Named Officers (other than Mr. Grady, who was granted PSUs on November 9, 2017). The PSUs will vest, if at all, following a 2-year cumulative performance period covering fiscal 2018 and fiscal 2019. As of the applicable dates of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants was 100% achievement. Accordingly, the fair value reported for the PSUs granted in fiscal 2018 assumes that the highest level of performance conditions will be achieved and the grants will vest at their maximum level of 100%, as shown below:

Name	Maximum Value of PSUs Granted in Fiscal 2018 (Fiscal 2018-2019 Performance Period)
Mr. Grady	$2,999,944
Mr. Mitchell	$5,499,950
Dr. Gill	$2,199,980
Mr. Ng	$1,869,991
Dr. Hou	$1,099,990

(3)

For fiscal 2016, the amounts in this column also reflect the grant date fair value of RSU awards earned under our fiscal 2016 long-term equity plan based, in part, on fiscal 2016 performance; such stock awards are reported as compensation for fiscal 2016 but were granted in fiscal 2017.

(4)

The amounts in this column reflect cash bonuses earned under our executive incentive plan for the applicable fiscal year. Amounts earned under our fiscal 2017 executive incentive plan are reported as compensation for fiscal 2017 but were paid in fiscal 2018. Amounts earned under our fiscal 2016 executive incentive plan are reported as compensation for fiscal 2016 but were paid in fiscal 2017. For more information, see the “Grants of Plan-Based Awards in Fiscal 2018” table below.

(5)	For more information, see the “All Other Compensation for Fiscal 2018” table below.
(6)	Mr. Grady joined Fabrinet in September 2017. Accordingly, only information for fiscal 2018 is provided with respect to Mr. Grady.
(7)

During fiscal 2018, Mr. Mitchell served as our chief executive officer from June 2017 until September 2017, and as executive chairman of the Board from September 2017 until June 2018. Mr. Mitchell currently serves as our non-employee chairman of the Board.

(8)	Dr. Hou joined Fabrinet in January 2016 and left Fabrinet in August 2018.

All Other Compensation for Fiscal 2018

Name	Transportation ($)(1)	Housing ($)(2)	Tax Equalization Payment ($)(3)	Foreign Service Premium Pay ($)(4)	Health Insurance Premiums ($)	Term Life Insurance Premiums ($)	Company- Paid 401(k) Contributions ($)	Other ($)(5)	Total ($)
Mr. Grady	16,134	—	—	—	18,138	—	14,743	—	49,015
Mr. Mitchell	17,375	—	193,474	—	34,597	—	—	2,120,658	2,366,104
Dr. Gill	84,140	120,000	463,519	190,000	29,184	54,344	16,500	—	957,687
Mr. Ng	49,831	120,000	145,677	130,000	29,250	70,376	11,431	—	556,565
Dr. Hou	12,000	—	—	—	32,708	—	13,627	—	58,335

(1)

For Mr. Grady and Mr. Mitchell, represents automobile expenses. For Dr. Gill, represents (i) an annual travel allowance $25,000 ($58,953, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $13,187 of expenses related to a car and driver in Thailand. For Mr. Ng, represents (i) an annual travel allowance $15,000 ($27,510, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $10,321 of expenses related to a car and driver in Thailand. For Dr. Hou, represents an automobile allowance.

(2)	For Dr. Gill and Mr. Ng, represents an annual allowance for housing and related living expenses in Thailand.
(3)

Represents foreign tax liability payments by Fabrinet on the Named Officer’s behalf to satisfy all applicable non-U.S. taxes of such Named Officer for the following calendar years: Mr. Mitchell and Dr. Gill—calendar year 2016; Mr. Ng—calendar year 2017. Consistent with corporate policy, we pay on behalf of all U.S. citizens who are working on our behalf in Asia on an expatriate basis a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States.

(4)

Represents additional cash compensation in the amount of 20% of Dr. Gill and Mr. Ng’s respective then-current annual base salary, with a tax gross-up, to incentivize them to continue working for us in Thailand and ameliorate the resulting hardships to their families who are located in the United States.

(5)

Represents (i) $30,000 of expenses associated with Mr. Mitchell’s home office in the United States, (ii) a retirement gift valued at $21,043, and (iii) an aggregate of $2,069,615 in severance payments as described below. In June 2018, Mr. Mitchell transitioned from executive chairman of the Board to a non-employee member of the Board and its chairman. In accordance with the terms of Mr. Mitchell’s amended and restated employment agreement, dated as of May 25, 2015 and amended August 14, 2016, in connection with this transition, Mr. Mitchell entered into a separation agreement with us and received the following severance: (1) a lump sum, cash payment for 24 months of salary equal to $1,900,000, (2) a lump sum, taxable, cash payment for 24 months of COBRA premiums equal to $60,000, and (3) payment of accrued vacation in the amount of $109,615. In addition, Mr. Mitchell will receive continued tax equalization benefits under our expatriate policy, and each outstanding award of RSUs and PSUs granted by us to Mr. Mitchell will remain subject to the terms of the applicable award agreement and equity plan governing such award, including continued vesting while Mr. Mitchell remains a service provider to us.

Grants of Plan-Based Awards in Fiscal 2018

The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2018 under any plan. No option awards were granted to a Named Officer in fiscal 2018.

Name	Approval Date	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
				Threshold ($)	Target ($)		Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
Mr. Grady	—	—		0	651,000	(4)	651,000	(4)	—	—	—	—	—
	11/2/2017	11/9/2017	(5)	—	—		—		—	—	—	48,653	1,499,972
	11/2/2017	11/9/2017	(5)	—	—		—		—	48,653	48,653	—	1,499,972
	11/2/2017	11/9/2017	(5)	—	—		—		—	48,653	48,653	—	1,499,972
Mr. Mitchell	—	—		0	1,800,000		1,800,000		—	—	—	—	—
	8/17/2017	8/24/2017	(6)	—	—		—		—	—	—	69,885	2,749,975
	8/17/2017	8/24/2017	(6)	—	—		—		—	69,885	69,885	—	2,749,975
	8/17/2017	8/24/2017	(6)	—	—		—		—	69,885	69,885	—	2,749,975
Dr. Gill	—	—		0	1,250,000		1,250,000		—	—	—	—	—
	8/17/2017	8/24/2017	(6)	—	—		—		—	—	—	27,954	1,099,990
	8/17/2017	8/24/2017	(6)	—	—		—		—	27,954	27,954	—	1,099,990
	8/17/2017	8/24/2017	(6)	—	—		—		—	27,954	27,954	—	1,099,990
Mr. Ng	—	—		0	835,000		835,000		—	—	—	—	—
	8/17/2017	8/24/2017	(6)	—	—		—		—	—	—	23,761	934,995
	8/17/2017	8/24/2017	(6)	—	—		—		—	23,761	23,761	—	934,995
	8/17/2017	8/24/2017	(6)	—	—		—		—	23,761	23,761	—	934,995
Dr. Hou	—	—		0	437,500		437,500		—	—	—	—	—
	8/17/2017	8/24/2017	(6)	—	—		—		—	—	—	13,977	549,995
	8/17/2017	8/24/2017	(6)	—	—		—		—	13,977	13,977	—	549,995
	8/17/2017	8/24/2017	(6)	—	—		—		—	13,977	13,977	—	549,995

(1)

Amounts reported represent the potential threshold, target and maximum cash incentive award amounts depending on the level of performance achieved under our fiscal 2018 executive incentive plan, as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Cash Incentive Awards.” Such amounts ranged from 0% of the target payout, representing the lowest payout that would have been awarded upon achievement of a certain level of performance against one of the related financial goals, to 100% of the target payout, which also represents the maximum payout possible under the fiscal 2018 executive incentive plan. In August 2018, the Compensation Committee determined that we had not achieved the pre-established performance targets under the Fiscal 2018 Bonus Plan. Accordingly, no cash bonuses were paid to our Named Officers for fiscal 2018, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)

Amounts reported represent the potential target and maximum number of performance-based RSUs (PSUs) the Named Officer could earn pursuant to his PSU award based on achievement of two-year corporate performance objectives covering fiscal 2018 and fiscal 2019. There is no threshold payout amount under the PSUs, as the minimum amount that may vest under each PSU award is 0 shares.

(3)

Reflects the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Amounts reported for PSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effects of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for these grants was 100% achievement. The reported amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(4)

Mr. Grady’s target bonus under the Fiscal 2018 Bonus Plan was prorated to reflect 120% of his base salary earned during fiscal 2018. If Mr. Grady had served as our CEO for all of fiscal 2018, his target (and maximum) bonus would have been $840,000.

(5)	Granted under our 2017 Inducement Equity Incentive Plan.
(6)	Granted under our 2010 Performance Incentive Plan.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2018.

			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Name			Exercisable	Unexercisable
Mr. Grady	11/9/2017	(5)	—	—	—	—	48,653	1,794,809	—	—
	11/9/2017	(6)	—	—	—	—	—	—	48,653	1,794,809
	11/9/2017	(6)	—	—	—	—	—	—	48,653	1,794,809

Mr. Mitchell	8/24/2017	(7)	—	—	—	—	69,885	2,578,058	—	—
	8/24/2017	(6)	—	—	—	—	—	—	69,885	2,578,058
	8/24/2017	(6)	—	—	—	—	—	—	69,885	2,578,058
	8/18/2016	(7)	—	—	—	—	41,172	1,518,835	—	—
	8/18/2016	(8)	—	—	—	—	—	—	61,758	2,278,253
	8/18/2016	(8)	—	—	—	—	—	—	61,758	2,278,253

Dr. Gill	8/24/2017	(7)	—	—	—	—	27,954	1,031,223	—	—
	8/24/2017	(6)	—	—	—	—	—	—	27,954	1,031,223
	8/24/2017	(6)	—	—	—	—	—	—	27,954	1,031,223
	8/18/2016	(7)	—	—	—	—	16,469	607,541	—	—
	8/18/2016	(8)	—	—	—	—	—	—	24,703	911,294
	8/18/2016	(8)	—	—	—	—	—	—	24,703	911,294

Mr. Ng	8/24/2017	(7)	—	—	—	—	23,761	876,543	—	—
	8/24/2017	(6)	—	—	—	—	—	—	23,761	876,543
	8/24/2017	(6)	—	—	—	—	—	—	23,761	876,543
	8/18/2016	(7)	—	—	—	—	13,999	516,423	—	—
	8/18/2016	(8)	—	—	—	—	—	—	20,998	774,616
	8/18/2016	(8)	—	—	—	—	—	—	20,998	774,616
	8/18/2016		—	—	—	—	30,570	1,127,727	—	—
	8/20/2015		—	—	—	—	27,538	1,015,877	—	—
	10/19/2014	(9)	—	—	—	—	12,750	470,348	—	—

Dr. Hou	8/24/2017	(7)	—	—	—	—	13,977	515,612	—	—
	8/24/2017	(6)	—	—	—	—	—	—	13,977	515,612
	8/24/2017	(6)	—	—	—	—	—	—	13,977	515,612
	8/18/2016	(7)	—	—	—	—	4,117	151,876	—	—
	8/18/2016	(8)	—	—	—	—	—	—	6,175	227,796
	8/18/2016	(8)	—	—	—	—	—	—	6,175	227,796
	8/18/2016		—	—	—	—	6,947	256,275	—	—
	4/28/2016		—	—	—	—	18,295	674,903	—	—

(1)

Stock awards in this column consist of unvested time-based RSUs. Unless otherwise noted, all time-based RSUs are scheduled to vest over a four-year period at a rate of 25% on each anniversary of the grant date, subject to continued service with us through the applicable vesting date.

(2)

Values reported were determined by multiplying the number of unvested time-based RSUs by $36.89, the closing price on the New York Stock Exchange of our ordinary shares on June 29, 2018, the last business day of fiscal 2018.

(3)	Amounts reported were based on target performance measures and represent PSU awards.
(4)

Values reported were based on target performance measures and determined by multiplying the number of unvested PSUs by $36.89, the closing price on the New York Stock Exchange of our ordinary shares on June 29, 2018, the last business day of fiscal 2018.

(5)	This RSU is scheduled to vest over a four-year period at a rate of 25% on each anniversary of September 22, 2017, subject to continued service with us through the applicable vesting date.
(6)

The performance cycle for this PSU began on July 1, 2017, and ends on June 28, 2019 (the “fiscal 2018-2019 cycle”). This PSU will vest, if at all, following the end of the fiscal 2018-2019 cycle, on the date the Compensation Committee certifies achievement of the applicable performance criteria.

(7)	This RSU is scheduled to vest over a three-year period at a rate of 33.3% on each anniversary of the grant date, subject to continued service with us.
(8)

The performance cycle for this PSU began on June 25, 2016, and ended on June 29, 2018 (the “fiscal 2017-2018 cycle”). This PSU vested in full on August 14, 2018, the date the Compensation Committee certified achievement of the applicable performance criteria for the fiscal 2017-2018 cycle. For Mr. Mitchell, 42% of the PSUs that vested on August 14, 2018, were automatically settled in cash.

(9)	This RSU vested over a four-year period at a rate of 25% on each anniversary of August 15, 2014.

Option Exercises and Shares Vested in Fiscal 2018

The following table presents information concerning the exercise of options and the vesting of stock awards in fiscal 2018 for each of our Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Grady	—	—	—	—
Mr. Mitchell	—	—	20,586	825,087
Dr. Gill	—	—	160,289	5,899,240
Mr. Ng	49,688	1,094,194	53,708	2,193,777
Mr. Hou	—	—	13,522	444,993

(1)

The value realized on exercise was determined by multiplying (i) the number of our ordinary shares acquired upon exercise of a share option, by (ii) the difference between the closing price per share of our ordinary shares on the New York Stock Exchange on the date of exercise and the exercise price of the share option.

(2)

The value realized on vesting was determined by multiplying (i) the number of our ordinary shares acquired upon vesting of a restricted share unit, by (ii) the closing price per share of our ordinary shares on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change of Control

We have entered into offer letters with our Named Officers that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances.

Arrangement with Mr. Grady

Pursuant to Mr. Grady’s offer letter dated as of September 20, 2017, in the event Mr. Grady’s employment is terminated either by us without “good cause” and other than due to his death or disability, or by Mr. Grady for “good reason,” Mr. Grady will be eligible to receive a lump sum payment equal to the sum of (i) twelve (12) months of his then present base salary, (ii) any earned but unpaid bonus as of the date of termination of employment, and (iii) two times his cost of COBRA coverage for twelve months. To the extent Mr. Grady is receiving tax equalization benefits under our expatriate policy on the date of termination, he also will be eligible to receive continued tax equalization benefits for the calendar year in which the termination date occurs, and the calendar year immediately following the calendar year in which the termination date occurs.

“Good cause” means Mr. Grady’s (i) commission of a felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose a personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement.

“Good reason” means (i) a material diminution in Mr. Grady’s authority, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of Mr. Grady’s offer letter. However, before terminating his employment for good reason, Mr. Grady must provide (i) written notice to the Board setting forth the condition that could constitute a “good reason” event within sixty (60) days following the initial existence of such condition and (ii) an opportunity for us to remedy the condition within 30 days after receipt of such notice.

Arrangement with Dr. Gill

Pursuant to Dr. Gill’s amended and restated offer letter dated as of January 9, 2018, Dr. Gill and Fabrinet are each free to terminate Dr. Gill’s employment at any time, effective (i) one year after providing written notice, or (ii) such lesser period ending on May 7, 2023 (the “Gill Retirement Date”) to the extent that the written notice is provided within the one year period prior to the Gill Retirement Date, provided that Dr. Gill’s employment can be terminated at any time for cause without advance written notice.

Subject to certain conditions, in the event Dr. Gill’s employment is terminated prior to, or within 10 days after, the Gill Retirement Date, either by us without “good cause” and other than due to his death or disability, or by Dr. Gill for any reason, Dr. Gill will receive the following severance benefits: (1) a lump sum payment equal to the sum of (a) his one month’s base salary multiplied by the total number of full and fractional years of his employment with us as of his termination date; (b) any earned but unpaid bonus; and (c) two times his cost of COBRA coverage for twelve months; (2) any then-outstanding and unvested performance-based equity awards that remain subject to the achievement of any performance goals as of the date of termination of employment (the “Gill Performance Awards”) will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied; and (3) continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year.

In the event Dr. Gill’s employment is terminated on account of Dr. Gill’s death or disability on or prior to the Gill Retirement Date, any then-outstanding and unvested Gill Performance Awards will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied. In addition, if Dr. Gill’s employment is terminated on account of Dr. Gill’s death or disability on or after May 7, 2018, Dr. Gill will also receive the severance benefits described in clause (1) of the immediately preceding paragraph.

For purposes of Dr. Gill’s offer letter, “good cause” means (i) an act of dishonesty made in connection with his responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us, (v) willful breach of any obligations under any written agreement or covenant with us, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from us.

Arrangement with Mr. Ng

Pursuant to Mr. Ng’s amended and restated offer letter dated as of January 9, 2018, Mr. Ng and Fabrinet are each free to terminate Mr. Ng’s employment at any time, effective (i) one year after providing written notice, or (ii) such lesser period ending on December 30, 2023 (the “Ng Retirement Date”) to the extent that the written notice is provided within the one year period prior to the Ng Retirement Date, provided that Mr. Ng’s employment can be terminated at any time for cause without advance written notice.

Subject to certain conditions, in the event Mr. Ng’s employment is terminated prior to, or within 10 days after, the Ng Retirement Date, either by us without “good cause” and other than due to his death or disability, or by Mr. Ng for any reason, Mr. Ng will receive the following severance benefits: (1) a lump sum payment equal to the sum of (a) his one month’s base salary multiplied by the total number of full and fractional years of his employment with us as of his termination date; (b) any earned but unpaid bonus; and (c) two times his cost of COBRA coverage for twelve months; (2) any then-outstanding and unvested performance-based equity awards that remain subject to the achievement of any performance goals as of the date of termination of employment (the “Ng Performance Awards”) will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied; and (3) continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year.

In the event Mr. Ng’s employment is terminated on account of Mr. Ng’s death or disability on or prior to the Ng Retirement Date, (i) Mr. Ng will become 100% vested immediately prior to his termination date in any then-outstanding and unvested equity-based awards granted to him by us prior to August 2016, as well as the award of restricted share units covering 40,760 ordinary shares that was granted to him by us on August 18, 2016 and (ii) any then-outstanding and unvested Ng Performance Awards will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied. In addition, if Mr. Ng’s employment is terminated on account of Mr. Ng’s death or disability on or after December 30, 2018, Mr. Ng will also receive the severance benefits described in clause (1) of the immediately preceding paragraph.

For purposes of Mr. Ng’s offer letter, “good cause” means (i) an act of dishonesty made in connection with his responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us, (v) willful breach of any obligations under any written agreement or covenant with us, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from us.

Life Insurance

We provide each of Dr. Gill and Mr. Ng with a life insurance policy, which in the event of death would pay $3 million to their respective heirs or beneficiaries and $2 million to us.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Grady, Dr. Gill and Mr. Ng in the circumstances described above. Payments and benefits are estimated assuming the triggering event took place on the last business day of fiscal 2018 (June 29, 2018). There can be no assurance a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors affecting the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon Termination of Employment (Whether or Not in Connection With a Change of Control):
Name	Type of Benefit	Due to Death ($)	Due to Disability ($)	Without Cause ($)	Due to Resignation for Good Reason ($)	Due to Resignation for Any Reason ($)
Mr. Grady	Cash Severance Payment—100% Annual Base Salary(1)	—	—	700,000	700,000	—
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	—	—	0	0	—
	Continued Coverage of Medical Benefits(3)	—	—	60,000	60,000	—

	Total Value of Termination Benefits(4)	—	—	760,000	760,000	—

Dr. Gill	Cash Severance Payment—Monthly Base Salary x Years of Employment(1)	1,108,333	1,108,333	1,108,333	—	1,108,333
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	0	0	0	—	0
	Continued Coverage of Medical Benefits(3)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(5)	3,000,000	—	—	—	—

	Total Value of Termination Benefits(4)	4,168,333	1,168,333	1,168,333	—	1,168,333

Mr. Ng	Cash Severance Payment—Monthly Base Salary x Years of Employment(1)	—	—	650,000	—	650,000
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	—	—	0	—	0
	Continued Coverage of Medical Benefits(3)	—	—	60,000	—	60,000
	Life Insurance Benefits(5)	3,000,000	—	—	—	—
	Equity Award Vesting Acceleration(6)	2,613,952	2,613,952	—	—	—

	Total Value of Termination Benefits(4)	5,613,952	2,613,952	710,000	—	710,000

(1)	Assumes an annual base salary of $700,000 for Mr. Grady, $950,000 for Dr. Gill and $650,000 for Mr. Ng (salaries in effect at June 29, 2018).
(2)	Reflects the fact that no bonuses had been earned under the Fiscal 2018 Bonus Plan as of June 29, 2018.
(3)	Reflects two times the annual cost of COBRA coverage to maintain the benefits provided as of June 29, 2018.
(4)

Does not include the future tax equalization benefits that such Named Officer may be entitled to under our expatriate policy, as described above in “Executive Compensation—Compensation Discussion and Analysis.” The amount of any future tax equalization benefit can vary significantly depending, among other factors, on the individual’s personal tax circumstances with respect to the year for which the benefit is provided. The amount of tax equalization benefit paid in fiscal 2018 for Dr. Gill was $463,519 and for Mr. Ng was $145,677. Tax equalization benefits for any future years may differ substantially from such amounts.

(5)	Reflects the death benefit payable to the executive’s estate in the case of the executive’s death.
(6)

Potential value if vesting of eligible RSUs held by Mr. Ng had been accelerated on June 29, 2018. Assumes a share price of $36.89 (based on the closing price per share of our ordinary shares on June 29, 2018).

Separation Agreement with Mr. Mitchell

On June 29, 2018, the last day of fiscal 2018, Mr. Mitchell transitioned from executive chairman of the Board to a non-employee member of the Board and its chairman. In accordance with the terms of Mr. Mitchell’s amended and restated employment agreement, dated as of May 25, 2015 and amended August 14, 2016, in connection with this transition, Mr. Mitchell entered into a separation agreement with us. As consideration for non-disparagement, non-solicitation and non-competition obligations to us and a full release of all claims related to Mr. Mitchell’s employment with us, he received the following severance: (1) a lump sum, cash payment for 24 months of salary equal to $1,900,000; (2) a lump sum, taxable, cash payment for 24 months of COBRA premiums equal to $60,000; and (3) payment of accrued vacation in the amount of $109,615. In addition, Mr. Mitchell will receive continued tax equalization benefits under our expatriate policy, and each outstanding award of RSUs and PSUs granted by us to Mr. Mitchell will remain subject to the terms of the applicable award agreement and equity plan governing such award, including continued vesting while Mr. Mitchell remains a service provider to us. The amount of any future tax equalization benefit can vary significantly depending, among other factors, on Mr. Mitchell’s personal tax circumstances with respect to the year for which the benefit is provided. The amount of tax equalization benefit paid in fiscal 2018 for Mr. Mitchell was $193,474. Tax equalization benefits for any future years may differ substantially from such amount.

Separation Agreement with Dr. Hou

Dr. Hou left Fabrinet on August 25, 2018. In connection with Dr. Hou’s resignation, Dr. Hou entered into a separation agreement with us. As consideration for non-disparagement, non-solicitation and non-competition obligations to us and a full release of all claims related to Dr. Hou’s employment with us, he received the following severance: (1) a lump sum, cash payment for 12 months of salary equal to $525,000; (2) a lump sum cash payment in the amount of $60,000, representing reimbursement for health care insurance premiums under COBRA for a period of twelve months; and (3) accelerated vesting with respect to an aggregate of 22,926 unvested restricted share units.

Chief Executive Officer Pay Ratio

The Compensation Committee reviewed a comparison of our current CEO’s annual total compensation in fiscal 2018 to that of the median of all other employees for that same period. Our current CEO’s total fiscal 2018 compensation would have been approximately $5,248,931 on an annualized basis as if our current CEO had been employed by us for all of fiscal 2018, and our median employee’s total fiscal 2018 compensation was $8,009, making our current CEO’s pay in fiscal 2018 approximately 655 times the pay of our median employee, who is a worker in Thailand.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (“Item 402(u)”). The median employee was identified by determining the compensation for each employee using the following consistently applied compensation measures:

•	salary received in fiscal 2018 (annualized if employee worked only a portion of the fiscal year, including if employee was on an unpaid leave of absence during the fiscal year);

•	annual incentive bonus earned in fiscal 2018;

•	grant date fair value of equity awards granted during fiscal 2018; and

•	perquisites paid in fiscal 2018.

Our calculation includes all employees in the United States, China, Thailand and the United Kingdom as of June 29, 2018. As of June 29, 2018, we had 262 employees located in the United States and 10,283 employees located outside of the United States. Our employees located in the Cayman Islands, an aggregate total of two employees, which is less than 5% of the total number of employees, were excluded from the calculation under the de minimis exception provided for in Item 402(u). We applied exchange rates as of June 29, 2018 to the compensation elements paid in Chinese Renminbi, Thai baht and British pounds.

Equity Compensation Plan Information

The following table provides information as of June 29, 2018 with respect to our ordinary shares that may be issued under our existing equity compensation plans.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (#)
Equity compensation plans approved by security holders	1,536,413	(1)	0.03	2,426,271
Equity compensation plans not approved by security holders	145,959	(2)	—	14,041

Total	1,682,372		0.03	2,440,312

(1)

Consists of shares issuable under the 2010 Performance Incentive Plan. This amount represents an aggregate of 2,900 share options, 1,024,927 shares subject to RSUs and 508,586 shares subject to PSUs that were outstanding as of June 29, 2018.

(2)

Consists of shares issuable under the 2017 Inducement Equity Incentive Plan. This amount represents an aggregate of 48,653 shares subject to RSUs and 97,306 shares subject to PSUs that were outstanding as of June 29, 2018. We adopted the 2017 Inducement Equity Incentive Plan on November 2, 2017, with a reserve of 160,000 ordinary shares authorized for future issuance solely for the granting of inducement share options and equity awards to new employees. The plan was adopted without shareholder approval in reliance on the “employment inducement exemption” provided under the New York Stock Exchange Listed Company Manual.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions since the beginning of fiscal 2018 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	any of our directors or executive officers;

•	any nominee for election as one of our directors;

•	any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	any member of the immediate family of any of the foregoing persons.

Employment of Family Members

George Mitchell, brother of David T. Mitchell, is Senior Vice President, Business Development and Corporate Quality. In fiscal 2018, he received total cash compensation of $327,456, perquisites in the amount of $74,008, and a grant of 1,905 restricted share units with an aggregate grant date fair value of $74,962 that vest in equal annual installments over four years from the grant date. George Mitchell’s current annual base salary is $300,000.

Sean Mitchell, son of David T. Mitchell, is a Manager, Business Development at our Fabrinet West subsidiary. In fiscal 2018, he received total cash compensation of $137,500, perquisites in the amount of $14,873, and a grant of 889 restricted share units with an aggregate grant date fair value of $34,982 that vest in equal annual installments over four years from the grant date. Sean Mitchell’s current annual base salary is $125,000.

Dr. Soon Kaewchansilp, father-in-law of David T. Mitchell, is a member of the board of directors of our Thai subsidiary, Fabrinet Co., Ltd. and was appointed in March 2015 as the first Fabrinet Fellow in recognition of his many years of exemplary service to Fabrinet. As a Fabrinet Fellow, Dr. Kaewchansilp will continue to serve as Fabrinet’s ambassador to the Thai-American Chamber of Commerce, liaise with Thai government officials on behalf of Fabrinet, and mentor our employees in Thailand. In fiscal 2018, Dr. Kaewchansilp received total cash compensation of $180,000 and perquisites in the amount of $15,039. Dr. Kaewchansilp will receive a lump sum payment of $500,000 when his relationship with Fabrinet concludes.

Policy for Approval of Related Party Transactions

In accordance with the Audit Committee’s charter, the Audit Committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by the Board. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 28, 2018, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our Named Officers;

•	each of our directors and director nominees; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 36,829,506 ordinary shares outstanding as of September 28, 2018 (excluding 1,289,103 ordinary shares held by us as a treasury shares). In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares as to which such person or entity has the right to acquire within 60 days of September 28, 2018, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.

Name and Address of Beneficial Owner	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
BlackRock, Inc.(1)	4,623,972	12.6
55 East 52nd Street New York, NY 10022
Royce & Associates, LP(2)	2,418,024	6.6
745 Fifth Avenue New York, NY 10151
Dimensional Fund Advisors LP(3)	2,274,942	6.2
Building One 6300 Bee Cave Road Austin, TX 78746
The Vanguard Group(4)	2,096,413	5.7
100 Vanguard Blvd. Malvern, PA 19355
FMR LLC(5)	1,967,063	5.3
245 Summer Street Boston, MA 02210

Named Officers:
Seamus Grady	6,081	*
David T. Mitchell(6)	426,355	1.2
Dr. Harpal Gill	33,480	*
Toh-Seng Ng	57,443	*
Dr. Hong Hou(7)	40,338	*

Name and Address of Beneficial Owner	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
Directors:
Dr. Homa Bahrami	21,509	*
Thomas F. Kelly	34,635	*
Dr. Frank H. Levinson	66,780	*
Rollance E. Olson	42,722	*

All directors and current executive officers as a group (8 persons)	689,005	1.9

*	Represents less than 1% of the total.
(1)	Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 23, 2018.
(2)	Based on a Schedule 13G/A filed with the SEC by Royce & Associates, LP on January 24, 2018.
(3)	Based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2018.
(4)	Based on a Schedule 13G filed with the SEC by The Vanguard Group on February 9, 2018.
(5)	Based on a Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2018.
(6)	All shares are held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee.
(7)	Dr. Hou’s employment with us terminated on August 25, 2018. We have provided his ownership information based on the last information known to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons holding more than 10% of a registered class of our equity securities to report initial ownership of such equity shares, and any subsequent changes in ownership to the SEC. Such officers, directors and 10% shareholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that during fiscal 2018 our executive officers and directors complied with all Section 16(a) filing requirements applicable to them, except as follows.

•	On May 31, 2018, Dr. Gill filed a late Form 4 to report the sale of 2,100 shares on November 14, 2014;

•

On August 24, 2017, Dr. Gill filed a late Form 4 to report (i) 9,897 shares withheld to pay taxes upon the vesting of restricted share units on August 9, 2017, (ii) 11,986 shares withheld to pay taxes upon the vesting of restricted share units on August 15, 2017, (iii) 9,972 shares withheld to pay taxes upon the vesting of restricted share units on August 18, 2017, and (iv) 7,974 shares withheld to pay taxes upon the vesting of restricted share units on August 20, 2017;

•

On August 24, 2017, Mr. Ng filed a late Form 4 to report (i) 5,340 shares withheld to pay taxes upon the vesting of restricted share units on August 9, 2017, (ii) 6,777 shares withheld to pay taxes upon the vesting of restricted share units on August 15, 2017, (iii) 9,096 shares withheld to pay taxes upon the vesting of restricted share units on August 18, 2017, and (iv) 7,315 shares withheld to pay taxes upon the vesting of restricted share units on August 20, 2017; and

•	On August 24, 2017, Dr. Hou filed a late Form 4 to report 1,889 shares withheld to pay taxes upon the vesting of restricted share units on August 18, 2017.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet as instructed on the enclosed proxy card, or by executing and returning the enclosed proxy card in the envelope provided at your earliest convenience.

THE BOARD OF DIRECTORS

Grand Cayman, Cayman Islands

October 19, 2018

APPENDIX A

RECONCILIATION OF GAAP MEASURES TO NON-GAAP FINANCIAL MEASURES

GAAP gross profit and gross margin to non-GAAP gross profit and gross margin

(in thousands of U.S. dollars)	Twelve Months Ended
	June 29, 2018	June 30, 2017
Revenue	$1,371,925	$1,420,490
Gross profit (GAAP)	$153,412	$171,460
Share-based compensation expenses	6,784	5,318
Depreciation of fair value uplift	330	147
Cost resulting from a non-recurring warranty charge	—	—

Gross profit (non-GAAP)	$160,526	$176,925

Gross margin (GAAP)	11.2%	12.1%
Gross margin (non-GAAP)	11.7%	12.5%

GAAP net income and net income per diluted share to non-GAAP net income and net income per diluted share

(in thousands of U.S. dollars, except per share data)	Twelve Months Ended
	June 29, 2018		June 30, 2017
	Net income	Diluted EPS	Net income	Diluted EPS
Net income (GAAP measure)	$84,167	$2.21	$97,115	$2.57
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	6,784	0.18	5,318	0.14
Depreciation of fair value uplift	330	0.01	147	0.00

Total related to gross profit	7,114	0.19	5,465	0.14

Related to selling, general and administrative expenses:
Share-based compensation expenses	15,797	0.42	21,190	0.56
Expenses related to CEO search	204	0.01	203	0.01
Debt administration expenses	—	—	320	0.01
Amortization of intangibles	780	0.02	607	0.02
Business combination expenses	117	0.00	1,790	0.05
Severance payments	2,142	0.06	577	0.02

Total related to selling, general and administrative expenses	19,040	0.50	24,687	0.65

Related to other income and other expense:
Loss on foreign exchange	—	—	(1,713)	(0.05)
Restructuring charges	1,776	0.05	—	—
Amortization of debt issuance costs	1,412	0.04	1,884	0.05

Total related to other income and other expense	3,188	0.08	171	0.00

Total related to net income & EPS	29,342	0.77	30,323	0.80

Non-GAAP net income	$113,509	$2.98	$127,438	$3.37

Shares used in computing diluted net income per share
GAAP diluted shares		38,035		37,852
Non-GAAP diluted shares		38,035		37,852

A-1

C/O Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue George Town Grand Cayman KY1-9005, Cayman Islands
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends you vote FOR the following: nominee(s) on the line below.
1. Election of Directors
Nominees
01 Dr. Frank H. Levinson 02 David T. Mitchell
The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain
2. Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 28, 2019.
3. Approval, on an advisory basis, of the compensation paid to Fabrinet’s named executive officers.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Yes No
Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
0000388975_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement & Annual Report is/are available at www.proxyvote.com
FABRINET
Annual Meeting of Shareholders December 13, 2018 9:00 AM
This proxy is solicited by the Board of Directors
The undersigned shareholder of Fabrinet hereby appoints Colin R. Campbell and Toh-Seng Ng, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Shareholders of Fabrinet to be held on December 13, 2018 at 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, PC, located at 650 Page Mill Road, Palo Alto, California 94304, and at any adjournments or postponements thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE
0000388975_2 R1.0.1.17